Exhibit 4.1

EXECUTION VERSION

NEXSTAR BROADCASTING, INC.,

MISSION BROADCASTING, INC.

and

THE GUARANTORS PARTY HERETO

8.875% SENIOR SECURED SECOND LIEN NOTES DUE 2017

INDENTURE

Dated as of April 19, 2010

The Bank of New York Mellon,

as Trustee

and

The Bank of New York Mellon,

as Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 14.02
(d)	7.06
314(a)	14.02; 14.05
(b)	12.05
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	12.05
(e)	14.05
(f)	N.A.
315(a)	7.01
(b)	7.05, 14.02
(c)(1)	7.01
(c)(2)	7.01
(e)	6.14
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

i

Section 14.10	No Adverse Interpretation of Other Agreements	88
Section 14.11	Successors	89
Section 14.12	Severability	89
Section 14.13	Counterpart Originals	89
Section 14.14	Table of Contents, Headings, etc.	89
Section 14.15	Qualification of Indenture	89
Section 14.16	Force Majeure	89

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTE GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

SCHEDULES

Schedule 12.13(a)	OWNED AND LEASED REAL PROPERTY
Schedule 12.13(b)	STATIONS WITH TOWERS AND TRANSMITTERS

v

EXECUTION VERSION

INDENTURE dated as of April 19, 2010, among Nexstar Broadcasting, Inc., a Delaware corporation (“Nexstar”), as a co-obligor, Mission Broadcasting, Inc., a Delaware corporation (“Mission” and, together with the Nexstar, the “Issuers”), as a co-obligor, Nexstar Broadcasting Group, Inc., a Delaware corporation (“Parent”), as a guarantor, The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $325,000,000 of 8.875% Senior Secured Second Lien Notes due 2017 (the “Initial Notes”) and (ii) if and when issued, an unlimited principal amount of additional notes having identical terms and conditions as the Initial Notes, other than issue date, issue price and the first interest payment date (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, all acts and things necessary have been done to make (i) the Notes, when executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid and legally binding obligations of the Issuers, (ii) the Note Guarantees, when executed by each of the Guarantors and delivered hereunder, the valid and legally binding obligation of each of the Guarantors and (iii) this Indenture a valid and legally binding agreement of the Issuers and each of the Guarantors in accordance with the terms of this Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“7% Senior Subordinated Notes” means the Existing Indebtedness consisting of (a) the 7% Senior Subordinated Notes due 2014 (including any additional notes issued thereunder) issued pursuant to an Indenture, dated as of December 30, 2003, among Nexstar, as issuer, Mission, as initial guarantor, and The Bank of New York Mellon, as trustee, and (b) the 7% Senior Subordinated PIK Notes due 2014 (including any additional notes issued thereunder) issued pursuant to an Indenture, dated as of March 30, 2009, among Nexstar, as issuer, Mission, as initial guarantor, and The Bank of New York Mellon, as trustee.

“ABRY” means ABRY Partners, LLC.

“ABRYIII” means ABRY Broadcast Partners III, L.P., a Delaware limited partnership.

“Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (a) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or station or (b) finance an LMA (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

“Acquired Debt” means, with respect to any specified Person: (a) Indebtedness of any other Person existing at the time such specified Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means an unlimited aggregate principal amount of Notes (other than the Initial Notes and other than Exchange Notes issued in exchange for such Initial Notes) issued under this Indenture in accordance with Section 2.02, 4.09 and 4.12 hereof, as part of the same series as the Initial Notes, it being understood that any Notes issued in exchange for or replacement of any Initial Notes shall not be Additional Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such date of redemption of (1) the redemption price of such Note at April 15, 2014 (such redemption price being set forth in the table appearing in Section 3.07(c)) plus (2) all remaining required interest payments due on such Note through April 15, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (B) the then outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuers and the Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 4.16 hereof and/or Section 5.01 hereof, and not the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in any Restricted Subsidiary of an Issuer or any Guarantor or the sale, lease, conveyance or other disposition of Equity Interests in any Restricted Subsidiary of an Issuer or any Guarantor.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of $5.0 million or less;

(2) a transfer of assets between or among the Issuers and Restricted Subsidiaries;

(3) an issuance of Equity Interests to an Issuer or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(6) foreclosures on assets;

(7) the disposition of equipment no longer used or useful in the business of such entity;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment or Permitted Investment that is permitted by the provisions of Section 4.07 hereof;

(10) the licensing or sublicensing of intellectual property;

(11) the lease or sublease of any real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Issuers and the Restricted Subsidiaries;

(12) any transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received;

(13) any termination, surrender or waiver of contract rights or termination, settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business or the unwinding of a Hedging Obligation;

(14) the granting of Liens not prohibited by the provisions of Section 4.12 hereof; and

(15) the sale or other disposition of Equity Interests of an Unrestricted Subsidiary.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors of such Person (or if such Person is a limited liability company, the board of managers of such Person) or similar governing body or any duly authorized committee thereof.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of an Issuer, as applicable, to have been duly adopted by the Board of Directors of such Issuer, as applicable, and to be in full force and effect on the date of such certification.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (x) any lender party to the Credit Agreements or (y) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Cash Management Obligations” means, with respect to any specified Person, the obligations of such Person under any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuers and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of an Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Nexstar, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Nexstar are not Continuing Directors.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of (1) the Security Documents (other than the Intercreditor Agreement) or (2) Section 6 of the Intercreditor Agreement, including the Liens, if any, required pursuant to the provisions of this Indenture.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent for the holders of Notes and Pari Passu Secured Indebtedness under the Security Documents together with its successors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any Restricted Subsidiary in connection with (a) an Asset Sale or other asset disposition outside the ordinary course of business (b) the disposition of any securities by such Person or any Restricted Subsidiary or the extinguishment of any Indebtedness of such Person or any Restricted Subsidiary, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles and amortization of programming costs but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary, unusual or non-recurring costs, charges or expenses of such Person and the Restricted Subsidiaries for such period to the extent that such costs, charges or expenses were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions to the extent that such costs were deducted in computing such Consolidated Net Income; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(8) programming rights payments made during such period, minus

(9) any gain, together with any related provision for taxes on such gain, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any Restricted Subsidiary or the extinguishment of any Indebtedness of such Person or any Restricted Subsidiary, minus

(10) any extraordinary gain, together with any related provision for taxes on such extraordinary gain,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Nexstar will be added to Consolidated Net Income to compute Consolidated Cash Flow of Nexstar only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or otherwise paid to Nexstar by such

Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders. This paragraph does not apply to Mission or the Mission Entities.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication of:

(1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financing, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any Restricted Subsidiary or secured by a Lien on assets of such Person or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any Restricted Subsidiary, times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal,

in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of Nexstar will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that this clause (2) does not apply to Mission or the Mission Entities;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Nexstar or Parent, as applicable, who: (1) was a member of such Board of Directors on the Issue Date; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (3) was nominated by Principals Beneficially Owning at least 20% of the Voting Stock of Nexstar.

“Control Investment Affiliate” means any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or a Person controlled by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the dated hereof is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Agreements” means (a) that certain Fourth Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among Nexstar, the guarantors party thereto, Bank of America, N.A., as administrative agent and as syndication agent, and the other lenders party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount whether or not with the same lenders or agents), and (b) that certain Third Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among Mission, the guarantors party thereto, Bank of America, N.A., as administrative agent and as syndication agent, and the other lenders party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount whether or not with the same lenders or agents).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Parties” means the collective reference to the Parent Guarantors, the Issuers, the Subsidiary Guarantors and any other Person hereafter executing and delivering a Security Document or a Note Guarantee or any equivalent document for the benefit of the Trustee, the Collateral Agent and/or any Holder; provided that David S. Smith will not be deemed to be a Credit Party.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Discharge of First Lien Obligations” means (1) cash payment in full of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) on all outstanding Indebtedness included in the First Lien Obligations, (2) termination or expiration of any commitments to extend credit that would be First Lien Obligations (other than pursuant to Secured Cash Management Agreements or Secured Hedge Agreements, in each case as to which reasonably satisfactory arrangements have been made with the applicable Cash Management Bank or Hedge Bank, as provide in clause (3) and (4) below), (c) termination or cash collateralization (in an amount and manner required by the Credit Agreements), of all letters of credit and contingent obligations of each issuer of such letters of credit in respect of such letters of credit, (3) termination or cash collateralization (in an amount reasonably satisfactory to the First Lien Agent) or other arrangements reasonably satisfactory to First Lien Agent of all Secured Hedge Agreements, (4) termination or cash collateralization (in an amount reasonably satisfactory to the First Lien Agent) or other arrangements reasonably satisfactory to First Lien Agent of all Secured Cash Management Agreements, (5) cash collateralization or other arrangements reasonably satisfactory to First Lien Agent for any indemnification obligations not yet due and payable but for which a claim or demand has been made against a First Lien Secured Party, and (6) cash payment in full of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time principal and interest described in clause (1) are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require an Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that an Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 4.07.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia; provided that the term “Domestic Subsidiary” shall not include any Subsidiary of a Restricted Subsidiary if such Restricted Subsidiary is not also a Domestic Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private placement of Capital Stock (other than Disqualified Stock) of an Issuer or Parent provided that such net cash proceeds are contributed to the common equity capital of an Issuer (other than pursuant to a registration statement on Form S-4 or Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of an Issuer or Parent) to any Person other than any Subsidiary thereof or of an Issuer.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Notes” means any notes issued in exchange for the Notes pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Issuers and the Restricted Subsidiaries (other than the Notes and Indebtedness under the Credit Agreements) in existence on the Issue Date, until such amounts are repaid.

“Excluded Property” has the meaning set forth in the Security Agreement.

“FCC” means the Federal Communications Commission.

“FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to an Issuer or any Guarantor, or assigned or transferred to an Issuer or any Guarantor pursuant to FCC consent.

“First Lien Agent” means each of the “First Lien Nexstar Agent” and the “First Lien Mission Agent” as such terms are defined in the Intercreditor Agreement.

“First Lien Credit Documents” means the Credit Agreements, the other Loan Documents (as defined in each of the Credit Agreements), and each of the other agreements, documents, and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations, agreements with the First Lien Lenders governing Cash Management Obligation but excluding documents governing the Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time (whether or not with the same lenders or agents).

“First Lien Documents” means the First Lien Credit Documents and any and all documents governing the Hedging Obligations.

“First Lien Lenders” means the “Lenders” from time to time party to, and as defined in, the Credit Agreements, together with their respective successors and assigns; provided that the term “First Lien Lender” shall in any event also include each letter of credit issuer, each swingline lender, each hedge bank and each cash management bank under the Credit Agreements, including, without limitation, the “L/C Issuer”, “Hedge Bank”, “Cash Management Bank”, “Administrative Agent” and any “Agents” under (and each as defined in) the Credit Agreements in effect on the Issue Date.

“First Lien Obligations” means (1) all Obligations under (and as defined in) the Credit Agreements and under any other document relating to the Credit Agreements, (2) Cash Management Obligations and (3) all Hedging Obligations; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, Hedging Obligations) provided for under the Credit Agreements or any other document relating to the Credit Agreements (or any refinancing thereof) in excess of the amount permitted under clause (1) of the definition of “Permitted Debt,” and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of this Indenture. “First Lien Obligations” shall in any event include: (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Agent and the First Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of each Issuer and each Guarantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“First Lien Secured Parties” means each of the “First Lien Nexstar Claimholders” and “First Lien Mission Claimholders” as such terms are defined in the Intercreditor Agreement.

“First Priority Liens” means all Liens that secure the First Lien Obligations.

“Fiscal Year” means a calendar year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Sections 2.01, 2.06(b)(iv), 2.06(d)(ii), 2.06(d)(iii), or 2.06(f) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(i), which is required to be placed on all Global Notes issued under this Indenture.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) any person that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns; and

(2) Parent; provided that such Guarantee by Parent shall only be a Guarantee of (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other financial obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of this Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

“Hedge Bank” means any Person that is a First Lien Lender or an Affiliate of a First Lien Lender at the time it enters into an agreement with respect to Hedging Obligations, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices.

“Holdco Notes” means the 11.375% Senior Discount Notes due 2013 (including any additional notes issued thereunder) issued pursuant to an Indenture, dated as of March 27, 2003, among Nexstar Finance Holdings, Inc., as issuer, and The Bank of New York, as Trustee.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means the global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of any Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Documents” means this Indenture, the Notes, the Note Guarantees, the Security Documents and any and all amendments, increases, supplements and other modifications thereof and all renewals, extensions, restatements, rearrangements and/or substitutions from time to time of all or any part of the foregoing.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Initial Purchasers” means Banc of America Securities LLC, UBS Securities LLC, Deutsche Bank Securities Inc., RBC Capital Markets Corporation and Credit Agricole Securities (USA) Inc.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to an Issuer or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to an Issuer or any Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of an Issuer or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of an Issuer or any Guarantor.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date, among Bank of America, N.A., as agent under the Credit Agreements and the Collateral Agent, as acknowledged by the Issuers and the Guarantors, as amended, modified, restated, supplemented or replaced from time to time.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If an Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuers will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07.

“Issue Date” means April 19, 2010, the date on which the Notes are originally issued under this Indenture.

“Issuers” means Nexstar Broadcasting, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and Mission Broadcasting, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuers” shall mean each such successor Person.

“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Leverage Ratio” means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of the Issuers and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Issuers and preferred stock of the Restricted Subsidiaries (except preferred stock issued to an Issuer or a Restricted Subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of Nexstar for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).

For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness as of the last day of the Reference Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of the Issuers and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of such Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of “Permitted Debt”), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of “Permitted Debt”), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Nexstar reasonably anticipates in good faith.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (1) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (2) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (3) manages a portion of the operations of a television station.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse effect (i) on the operations, business, assets, properties or condition (financial or otherwise) of the Credit Parties taken as a whole, (ii) the ability of any Credit Party to perform its obligations under the Indenture Documents to which it is a party or (iii) the validity or enforceability of this Indenture or any other Indenture Document or the rights and remedies of the Trustee or the Holders under this Indenture or any of the other Indenture Documents.

“Material Motor Vehicles” means each vehicle or other rolling stock of any Nexstar Entity or any Mission Entity which is a broadcast or remote production vehicle.

“Mission” means Mission Broadcasting, Inc.

“Mission Entity” or “Mission Entities” means any Person that is a direct or indirect Subsidiary of Mission.

“Net Income” means with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuers or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than First Lien Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Nexstar” means Nexstar Broadcasting, Inc., and any and all successors thereto.

“Nexstar Entity” means Parent and any Person which is a direct or indirect Subsidiary of Parent.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuers, the Guarantors, nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuers, the Guarantors, or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers, the Guarantors, or any Restricted Subsidiary (other than the Capital Stock of an Unrestricted Subsidiary).

“Non-Significant Real Property” on any date means any (i) leasehold Real Property of a Nexstar Entity or a Mission Entity with a rental value of less than $500,000 annually and (ii) fee owned Real Property of a Nexstar Entity or a Mission Entity where the greater of book value and tax assessed value is less than $500,000.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Offering Memorandum” means the offering memorandum, dated April 8, 2010, relating to the sale of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of an Issuer by at least two Officers of such Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel (who may be counsel to or an employee of an Issuer) that meets the requirements of Section 14.05 hereof.

“Parent” means Nexstar Broadcasting Group, Inc.

“Parent Guarantor” means Parent and all Subsidiaries of Parent other than Nexstar and the Subsidiary Guarantors.

“Pari Passu Indebtedness” means any Indebtedness of an Issuer or any Guarantor that is pari passu in right of payment to the Notes or any Guarantees, as the case may be.

“Pari Passu Secured Indebtedness” means any Indebtedness of an Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the relevant Guarantee and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and that is designated in writing as such by the Issuer to the Trustee and the holders of which enter into an appropriate agency agreement with the Collateral Agent; provided that any Pari Passu Secured Indebtedness shall not have restrictive covenants or other terms that are more stringent in any material respect than the covenants described in this Indenture after giving effect to any amendment to this Indenture and the Notes made in compliance with this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business engaged in by the Issuers or the Restricted Subsidiaries as of the Issue Date or any business reasonably related, ancillary or complementary thereto.

“Permitted Investments” means:

(1) any Investment in an Issuer or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by an Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of Section 4.10 hereof;

(5) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(6) Hedging Obligations;

(7) loans or advances to employees made in the ordinary course of business of the Issuers or any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(8) any guarantee of Indebtedness of an Issuer or any Restricted Subsidiary permitted to be incurred by the provisions of Section 4.09 hereof;

(9) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date;

(10) Investments acquired after the Issue Date as a result of the acquisition by an Issuer or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into an Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the provisions of Section 5.01 hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(11) Investments consisting of endorsements of negotiable instruments and similar documents, accounts receivables, deposits, prepayments, credits or purchases of inventory, supplies, materials and equipment, deposits to secure lease or utility payments, in each case in the ordinary course of business; and

(12) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed $20.0 million.

“Permitted Liens” means:

(1) any Lien existing as of the Issue Date (other than Liens described in clause (2) below);

(2) any Lien with respect to the Credit Agreements or any other Credit Facility so long as the aggregate principal amount outstanding under the Credit Agreements or any successor Credit Facility does not exceed the principal amount which could be incurred under clause (1) of the definition of “Permitted Debt;”

(3) Liens securing the Notes and the Note Guarantees issued on the Issue Date (and any exchange notes and related Guarantees issued in exchange therefor) and Liens on the Collateral in favor of any Collateral Agent relating to such Collateral Agent’s administrative expenses with respect to the Collateral;

(4) Liens securing Indebtedness provided that the Issuers and their Restricted Subsidiaries would comply with the provisions set forth in the first paragraph of Section 4.09 hereof if such Indebtedness were incurred on the date such Lien is incurred;

(5) Liens in favor of the Issuers or the Restricted Subsidiaries;

(6) Liens on property or shares of Capital Stock of or held by a Person existing at the time such Person is merged with or into or consolidated with an Issuer or any Restricted Subsidiary or at the time such Person becomes a Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such merger, consolidation or such other Person becoming a Restricted Subsidiary and such Liens do not extend to any assets other than those owned by such Person or those of the Person merged into or consolidated with such Issuer or the Restricted Subsidiary;

(7) Liens on property existing at the time of acquisition of the property by an Issuer or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such acquisition;

(8) Liens (including rights of set-off), pledges, prepayments or deposits encumbering property of an Issuer or a Restricted Subsidiary in connection with or to secure the performance of statutory bonds or obligations, stay and appeal bonds, performance bonds, surety bonds, bid bonds, tenders, contracts (other than for Indebtedness), workmen’s compensation laws, unemployment insurance laws and other social security legislation or similar legislation and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (11) of the definition of “Permitted Debt;” provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness; provided, further, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender provided such equipment would otherwise be permitted to be secured under this clause (9);

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded;

(11) Liens incurred in the ordinary course of business of an Issuer or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(12) Liens on assets or Capital Stock of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(13) Liens securing Permitted Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under this Indenture, provided that the Liens securing such Permitted Refinancing Indebtedness has no greater priority relative to the Notes and the Note Guarantees than the original Liens securing the Indebtedness being refinanced;

(14) easements, rights-of-way, zoning and similar restrictions, encroachments, protrusions and other similar encumbrances or title defects incurred or imposed as applicable, in the ordinary course of business and consistent with industry practices and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such property;

(15) Liens on the property of the Issuers or any Restricted Subsidiary securing Indebtedness incurred pursuant to clause (14) of the definition of “Permitted Debt;” provided that the Notes and the Note Guarantees will be secured by such property on a basis that is senior in priority to such Lien;

(16) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(17) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(18) leases, licenses, sub-licenses or subleases granted to others and Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(19) Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves as is required in conformity with GAAP has been made therefor;

(20) Liens encumbering property of an Issuer or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, are unfiled and no other action has been take to enforce such Lien or which are being contested in good faith by appropriate proceedings and (if so contested);

(21) Liens (i) that are contractual rights of set-off (A) relating to treasury, depository and cash management services with banks or any automated clearing house transfers of funds, in each case, in the ordinary course of business and not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of an Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of an Issuer or any Restricted Subsidiary or (C) relating to purchase orders and other agreements entered into with customers of the Issuers or any Restricted Subsidiary in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;

(22) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(23) Utility and other similar deposits made in the ordinary course of business;

(24) Liens on cash or Cash Equivalents, arising in connection with the defeasance, discharge or redemption of Indebtedness;

(25) Liens to secure any refinancing, refunding, extension, renewal, modification or replacement (or successive refinancing, refunding, extensions, renewals, modifications or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (3), (6) and (7); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and after acquired-property that is affixed or incorporated into the property covered by such Lien), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by a Lien described under clauses (1), (3), (6) and (7) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority relative to the Notes and the Note Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and the Note Guarantees and Holders thereof than the original Liens and the related Indebtedness;

(26) Liens on assets or Capital Stock in connection with merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets or Capital Stock otherwise permitted under this Indenture for so long as such agreements are in effect; and

(27) Liens on property of the Issuers or any Guarantor with respect to obligations that do not exceed $10.0 million at any one time outstanding provided that (a) the Notes and the Note Guarantees shall be secured by such property equally and ratably with, or senior in priority to, such obligations, and (2) the holder of such Lien either (x) is subject to an intercreditor agreement consistent with the Intercreditor Agreement or (y) is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the Holders of the Notes.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuers shall, in its sole discretion, classify (or reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Refinancing Indebtedness” means any Indebtedness of an Issuer or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend refinance, renew, replace, defease or refund other Indebtedness of an Issuer or any Restricted Subsidiary (other than intercompany Indebtedness between or among any Issuer or any of its Restricted Subsidiaries); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than (a) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) 91 days after Stated Maturity of the Notes and has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred by an Issuer, by a Guarantor, or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Principals” means (1) ABRY and its Control Investment Affiliates, including ABRY III and (2) the members of management of an Issuer or any of the Restricted Subsidiaries of an Issuer, in each case, together with any spouse or immediate family member (including adoptive children), estate, heirs, executors, personal representatives and administrators of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, and the improvements and fixtures located thereon, including Leaseholds.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 19, 2010, by and among the Issuers, Parent and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements between the Issuers, Parent and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Regulation S Temporary Global Note” means a temporary Global Note substantially in the form of Exhibit A, bearing the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a court or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means all current and future Subsidiaries of Nexstar, other than Unrestricted Subsidiaries, and all Mission Entities, other than Unrestricted Subsidiaries; provided that for purposes of calculating Consolidated Cash Flow, Consolidated Interest Expense and Consolidated Net Income, Mission shall be deemed a Restricted Subsidiary of Nexstar.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Second Lien Obligations” means the Indebtedness incurred and Obligations under this Indenture and any Pari Passu Secured Indebtedness.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Lien Obligations, including, without limitation, any Pari Passu Secured Indebtedness.

“Secured Cash Management Agreements” means any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debt card, electronic funds transfer and other cash management arrangements entered into by any of the Issuers or Guarantors and any secured cash management bank under the Credit Agreements.

“Secured Hedge Agreement” means any interest rate swap, cap or collar agreement, or other similar agreement or arrangement designed to protect an Issuer or Guarantor against fluctuations in interest rate or a foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, or other similar agreement or arrangement, each of which is for the purpose of hedging foreign currency risk associated with the operations of any Issuer or Guarantor, entered into by and between any Issuer or Guarantor and any hedge bank under the Credit Agreements.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate principal amount of all outstanding secured Indebtedness (other than Indebtedness secured by a Lien that is junior to the Second Priority Liens securing the Notes and the Note Guarantees) of the Issuers and the Restricted Subsidiaries as of such date, after giving effect to all incurrences and repayments of Indebtedness on such date, to (2) the aggregate Consolidated Cash Flow of Nexstar for the most recent four consecutive fiscal quarters for which financial statements are available ending prior to such date, with such pro forma and other adjustments as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Leverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, the Issuers and the Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Pari Passu Secured Indebtedness, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Pari Passu Secured Indebtedness, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Subordinated PIK Notes” means the Existing Indebtedness consisting of the Senior Subordinated PIK Notes due 2014 (including any additional notes issued thereunder) issued pursuant to an Indenture, dated as of June 30, 2008, among Nexstar, as issuer, and The Bank of New York Mellon, as trustee.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1–02 of Regulation S–X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Subsidiary of any of the Issuers.

“Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit F hereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Global Note” means a permanent global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of an Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with an Issuer or any Restricted Subsidiary (other than any such agreement, contract, arrangement or understanding permitted under the provisions of Section 4.11 hereof) unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers;

(3) is a Person with respect to which neither an Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of an Issuer or any Restricted Subsidiary.

Any designation of a Subsidiary of Nexstar or a Mission Entity as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the terms of Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09, the Issuers will be in default of such covenant. The Board of Directors of each Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted pursuant to Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Security Documents”	12.12
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Hazardous Materials”	7.13
“incur”	4.09
“Incurrence Notice”	4.09
“Indemnified Party”	7.13
“Legal Defeasance”	8.02
“Mortgages”	12.13
“Mortgage Policies”	12.13
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Permitted Payments”	4.07
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Surviving Entity”	5.01

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and any Note Guarantee means the Issuers and any Guarantor, respectively, and any successor obligor upon the Notes and any Note Guarantee, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, each Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

Two Officers shall execute the Notes for Nexstar and two officers shall execute the Notes for Mission, each by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form provided for in Exhibit A attached hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

Subject to Section 4.09 hereof, the aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Trustee shall, upon a written order of the Issuers signed by two Officers of each of Nexstar and Mission (an “Authentication Order”), authenticate Notes for original issue, of which $325,000,000 will be issued on the date of this Indenture. All Notes shall be dated the date of their authentication.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03 Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either Issuer or any of their Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than an Issuer or a Subsidiary) shall have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary or (ii) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) both (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903; provided, further, that in no event shall a beneficial interest in an Unrestricted Global Note be credited, or an Unrestricted Definitive Note be issued, to a Person who is an affiliate (as defined in Rule 144) of the Issuers. Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this subparagraph (iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and the Regulation S Temporary Global Note Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A under the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of an Issuer, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (5) PURSUANT TO ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED ON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THIS INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THIS INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THIS INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR

CANCELLATION PURSUANT TO SECTION 2.11 OF THIS INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. Each temporary Note that is a Global Note issued pursuant to Regulation S shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THIS INDENTURE REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THIS INDENTURE.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or an Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note; however, Notes held by an Issuer or a Subsidiary of an Issuer shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with an Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. Certification of the disposal of all cancelled Notes shall be delivered to the Issuers upon their request therefor. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, the Issuers, jointly and severally, shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be redeemed or purchased only in amounts of $2,000 or integral multiples of $1,000, in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes or the portion of Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notwithstanding the foregoing, notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article 8 hereof or a satisfaction and discharge of this Indenture pursuant to Article 13 hereof.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption Price.

One Business Day prior to the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued and unpaid interest (including Additional Interest, if any) on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time on or prior to April 15, 2013, the Issuers may, at their option on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers, their Subsidiaries or Mission Entities); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to April 15, 2014, the Issuers may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) On or after April 15, 2014, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive Interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2014	104.438%
2015	102.219%
2016 and thereafter	100.000%

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuers shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in principal amounts of $2,000 and in integral multiples of $1,000 in excess thereof;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuers shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than an Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding and if not filed electronically with the SEC through EDGAR, the Issuers will furnish to the Trustee, and upon request, to beneficial owners and prospective investors, within the time periods specified in the SEC’s rules and regulations that are applicable to a “non-accelerated” filer (as defined in such rules), a copy of:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 10-Q and Form 10-K if the Issuers were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuers’ certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if such Issuer were required to file such reports.

(b) If an Issuer or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuers and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) After consummation of the Exchange Offer, whether or not required by the SEC, each Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) Each Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of such Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether such Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge such Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action such Issuer is taking or proposes to take with respect thereto.

(b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Issuers shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

Each Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(A) The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend or make any other payment or distribution on account of either Issuer’s, or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving an Issuer or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Issuers’ or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Nexstar and other than dividends or distributions payable to the Issuers or the Restricted Subsidiaries);

(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of an Issuer or any direct or indirect parent of an Issuer (other than any such Equity Interests owned by the Issuers or a Restricted Subsidiary);

(iii)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the Notes or the Note Guarantees, except (a) a payment at the Stated Maturity thereof, (b) payments in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof and (c) with respect to Indebtedness incurred pursuant to clause (5) of the definition of “Permitted Debt”; or

(iv)	make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Nexstar would after giving pro forma effect to the Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in Section 4.09 hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12) and (13) of paragraph (B) of this Section 4.07), is less than the sum, without duplication, of:

(a) (i) 100% of the aggregate Consolidated Cash Flow of Nexstar (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on April 1, 2010 and ending on the last day of Nexstar’s most recent fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available, less (ii) 1.4 times Consolidated Interest Expense for the same period, plus

(b) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Nexstar as a contribution to the equity capital of Nexstar or from the issue or sale of Equity Interests of Nexstar (other than Disqualified Stock) since the Issue Date, or of Disqualified Stock or debt securities of Nexstar issued since the Issue Date that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to Mission or a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

(c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, 100% of the fair market value of such Subsidiary as of the date of such redesignation, plus

(d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions, plus

(e) the net cash proceeds received by an Issuer or any of the Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (d) above (other than to an Issuer or a Restricted Subsidiary), plus

(f) $25.0 million.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (6), (9), (10), (11), (12) and (13) below, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this

Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice such payment would have complied with the provisions of this Indenture (it being understood that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (A)(3) only once);

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to an Issuer or a Restricted Subsidiary) of, Equity Interests of Nexstar (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Nexstar; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(b) of paragraph (A) of this Section 4.07;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of an Issuer or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the declaration and payment of any dividend or the making of a distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Nexstar or the declaration and payment of a dividend to any Affiliates of Nexstar to effect the repurchase, redemption, acquisition or retirement of Nexstar’s or Affiliate’s Equity Interest, that are held by any member or former member of Nexstar’s (or any of Mission’s Restricted Subsidiaries or any of their Affiliates’) management, or by any of their respective directors, employees or consultants or permitted transferees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $1.0 million in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (b) the net cash proceeds to Nexstar from any issuance or reissuance of Equity Interests of Nexstar or its Affiliates (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of paragraph (A) of this Section 4.07) and the net cash proceeds to Nexstar of any “keyman” life insurance proceeds; provided that the cancellation of Indebtedness owing to Nexstar from members of management shall not be deemed Restricted Payments;

(6) the declaration and payment of dividends on Disqualified Stock the incurrence of which was permitted by this Indenture or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 4.09 hereof;

(7) repurchases of Equity Interests deemed to occur upon the exercise of stock options, including cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options or other securities convertible into or exchangeable for Equity Interests of Nexstar;

(8) payments to Affiliates of Nexstar and holders of Equity Interests in Nexstar in amounts equal to (i) the amounts required to pay any federal, state or local income taxes to the extent that (A) such income taxes are attributable to the income of Nexstar and the Restricted Subsidiaries (but limited in the case of taxes based upon taxable income, to the extent that cumulative taxable net income subsequent to the date of this Indenture is positive) or (B) such taxes are related to Indebtedness between or among any of Nexstar any direct or indirect parent entity of Nexstar and any of the Restricted Subsidiaries, (ii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent entity of Nexstar and any payroll, social security or similar taxes thereof to the extent such salary, bonus, severance, indemnification obligations and other benefits are attributable to the ownership or operation of Nexstar and its Restricted Subsidiaries, (iv) general corporate operating and overhead costs and expenses of any direct or indirect parent entity of Nexstar to the extent such costs and expenses are attributable to the ownership or operation of Nexstar and its Restricted Subsidiaries, (v) fees and expenses related to (A) any equity or debt offering of such parent entity (whether or not successful), (B) any Investment otherwise permitted pursuant to the provisions of this Section 4.07 (whether or not successful) and (C) any transaction pursuant to Section 5.01 hereof, (vi) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Nexstar or any its direct or indirect parent entities, (vii) amounts to finance Investments otherwise permitted to be made directly by Nexstar or its Restricted Subsidiary pursuant to this Indenture; provided, that (A) such payment shall be made substantially concurrent with the closing of such Investment and (B) such direct or indirect parent entity shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) pursuant to such Investment to be contributed to the capital of Nexstar or (ii) the merger of the Person formed or acquired into Nexstar or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment; provided that such contribution or acquisition does not increase the amounts available for Restricted Payments pursuant to clause (A) of this Section 4.07; (C) such direct or indirect parent entity and its Affiliates (other than Nexstar or any of its Restricted Subsidiaries) receives no consideration or other payment in connection with such transaction; and (D) the Issuers and Restricted Subsidiaries are deemed to have made an Investment pursuant to the relevant provision of this Indenture that would have applied had the Investment been made directly by an Issuer or a Restricted Subsidiary, and (viii) reasonable and customary fees payable to any directors of any direct or indirect parent entity of Nexstar and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent entity of Nexstar in the ordinary course of business, to the extent attributable to the ownership or operation of Nexstar and its Restricted Subsidiaries (collectively, the “Permitted Payments”);

(9) the retirement of any shares of Disqualified Stock of an Issuer by conversion into, or by exchange for, shares of Disqualified Stock of such Issuer, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of such Issuer) of other shares of Disqualified Stock of such Issuer;

(10) (a) the declaration and payment of dividends to fund the redemption, repurchase, retirement, defeasance or other acquisition of any Holdco Notes and (b) the redemption, repurchase, retirement, defeasance or other acquisition of any 7% Senior Subordinated Notes (in each case, other than through the incurrence of unsecured Indebtedness of Nexstar or Indebtedness of Nexstar that is secured by a Lien which is junior to the Second Priority Liens securing the Notes and the Note Guarantees);

(11) (a) the repurchase of any Senior Subordinated PIK Notes made in connection with the tender offer commenced prior to the Issue Date for any and all Senior Subordinated PIK Notes and (b) the redemption, repurchase, retirement, defeasance or other acquisition of any remaining Senior Subordinated PIK Notes not purchased pursuant to the tender offer;

(12) (a) the declaration and payment of dividends to fund the redemption, repurchase, retirement, defeasance or other acquisition of any Holdco Notes and (b) the redemption, repurchase, retirement, defeasance or other acquisition of any 7% Senior Subordinated Notes, in each case, through the incurrence of unsecured Indebtedness of Nexstar or Indebtedness of Nexstar that is secured by a Lien which is junior to the Second Priority Liens securing the Notes and the Note Guarantees; and

(13) other Restricted Payments not to exceed $10.0 million in the aggregate.

Notwithstanding anything to the foregoing, neither Mission nor any Mission Entity shall make a Restricted Payment (other than Restricted Investments) to any person other than an Issuer or a Guarantor.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by an Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary or Mission to:

(1) pay dividends or make any other distributions on its Capital Stock to an Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to an Issuer or any Restricted Subsidiary;

(2) make loans or advances to an Issuer or any Restricted Subsidiary; or

(3) transfer any of its properties or assets to an Issuer or any Restricted Subsidiary.

(b) The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more materially restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) this Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by an Issuer or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Issuers and the Restricted Subsidiaries between an Issuer or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;

(6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property as set forth in clause (3) of paragraph (a) of this Section 4.08;

(7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more materially restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) agreements governing Indebtedness of Mission permitted to be incurred under this Indenture; and

(13) any agreement or instrument (A) relating to any Indebtedness or preferred stock of a Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09 if the encumbrances and restrictions are not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by Nexstar) and (B) either (x) Nexstar determines that such encumbrance or restriction will not adversely affect the Issuers’ ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuers will not, and will not permit any Restricted Subsidiary to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Issuers will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock; provided, however, that the Issuers or any Guarantor may incur Indebtedness (including Acquired Debt) (1) or issue shares of Disqualified Stock or preferred stock if Nexstar’s Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Nexstar for which internal financial statements are available, would have been no greater than 7.0 to 1 and (2) if, in the case of any incurrence of secured Indebtedness, the Secured Leverage Ratio at the time of incurrence of such secured Indebtedness, after giving pro forma effect to such incurrence as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Nexstar for which internal financial statements are available, would have been no greater than 5.5 to 1.

(b) Clause (a) of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuers or the Restricted Subsidiaries of Indebtedness under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuers and the Restricted Subsidiaries thereunder) and related Guarantees under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Issuers and the Restricted Subsidiaries then classified as having been incurred pursuant to this clause (1) after giving effect to such incurrence, does not exceed an amount equal to $200.0 million less the aggregate amount applied by the Issuers and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under Credit Facilities pursuant to Section 4.10;

(2) the incurrence by the Issuers and the Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the Exchange Notes in respect thereof and the related Note Guarantees in accordance with the terms of this Indenture;

(4) the incurrence by an Issuer or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by this Indenture to be incurred under clause (a) of this Section 4.09 or clauses (2), (3), (4), (13) or (14) of this clause (b);

(5) the incurrence by an Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among the Issuers and any Restricted Subsidiary; provided, however, that (a) (i) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than an Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not an Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5) and (b) if such Indebtedness is owed by an Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall be subordinated to the prior payment in full of the Notes;

(6) the incurrence by an Issuer or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and not for speculative purposes;

(7) the Guarantee by an Issuer of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted to be incurred by another provision of this covenant;

(8) the Guarantee by any Restricted Subsidiary of Indebtedness of an Issuer or any Guarantor;

(9) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

(10) Indebtedness incurred by an Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) Indebtedness of an Issuer or a Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of an Issuer or such Restricted Subsidiary, whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million at any time outstanding;

(12) Obligations in respect of performance and surety bonds and completion guarantees provided by an Issuer or any Restricted Subsidiary in the ordinary course of business;

(13) Acquisition Debt of an Issuer or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by such Issuer or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from such Issuer to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by such Issuer or such Restricted Subsidiary, which notice shall be executed on such Issuer’s behalf by the chief financial officer of such Issuer in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, such Issuer or such Restricted Subsidiary could have incurred such Acquisition Debt under this Indenture as of the date upon which such Issuer delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);

(14) Indebtedness of the Issuers or any Guarantor incurred pursuant to any refinancing, replacement, redemption, substitution or repurchase of outstanding Holdco Notes or 7% Senior Subordinated Notes, including, in the case of the Holdco Notes, Indebtedness incurred to pay a dividend or make a distribution or loan to Parent to fund such refinancing, replacement, redemption, substitution or repurchase, in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not in excess of the aggregate principal amount of the Holdco Notes or the 7% Senior Subordinated Notes so refinanced, replaced, redeemed or repurchased, plus the lesser of (a) the stated amount of any premium, interest or other payment required to be paid in connection with such refinancing, replacement, redemption, substitution or repurchase pursuant to the terms of the Holdco Notes or the 7% Senior Subordinated Notes, as applicable, or (b) the amount of premium, interest or other payment actually paid at such time to refinance, replace, redeem or repurchase the Holdco Notes or the 7% Senior Subordinated Notes plus, in either case, the amount of expenses of the Issuer incurred in connection with such refinancing, replacement, redemption or repurchase, provided that such Indebtedness (w) does not mature and is not subject to mandatory redemption at the option of the holder thereof (other than pursuant to change of control provisions or asset sale offers) prior to the 91st day after the Stated Maturity of the Notes, (x) does not have restrictive covenants or other terms that are more stringent in any material respect than the covenants set forth in this Indenture after giving effect to any amendment to this Indenture and the Notes made in compliance with this Indenture, (y) is not directly or indirectly guaranteed by any entity that does not also guarantee the Notes, and (z) provides that the Notes issued under this Indenture have priority with respect to Net Cash Proceeds from Asset Sales;

(15) the incurrence by an Issuer or any Restricted Subsidiary of additional Indebtedness, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $20.0 million;

(16) the incurrence by an Issuer or any of its Restricted Subsidiaries of Indebtedness arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(17) unsecured Indebtedness of an Issuer owing to any then existing or former director, officer or employee of such Issuer or any of its direct or indirect parent entities or Restricted Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Equity Interest held by them that would have otherwise been permitted pursuant to Section 4.07(B)(5); and

(18) Indebtedness of an Issuer or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes pursuant to Article 8 hereof or satisfy and discharge this Indenture pursuant to Article 13 hereof.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above of clause (b) of this Section 4.09, or is entitled to be incurred pursuant to clause (a) of this Section 4.09, the Issuers will be permitted, in their sole discretion, to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, the Issuers may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to clause (a) of this Section 4.09; provided that the Issuers or a Restricted Subsidiary would be permitted to incur the item of Indebtedness, or portion of the item of Indebtedness, under the other clause or clause (a) of this Section 4.09, as the case may be, at the time of reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreements outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 4.09, any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this Section 4.09) arising under any Guarantee, Lien, letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien, letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness. The Issuers will not incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Issuers unless it is subordinate in right of payment to the Notes at least to the same extent. The Issuers will not permit any Guarantor to incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee at least to the same extent. For purposes of this Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of an Issuer or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.10 Asset Sales.

(a) The Issuers will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Issuers (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of in such Asset Sale;

(2) the fair market value is determined by such Issuer’s Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate delivered to the Trustee;

(3) at least 75% of the total consideration received in the Asset Sale by such Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents; and

(4) if such Asset Sale involves the disposition of Collateral, such Issuer or such Guarantor (or the Restricted Subsidiary, as the case may be) has complied with the provisions of this Indenture and the Security Documents. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

(i) any liabilities, as shown on Nexstar’s most recent consolidated balance sheet, of the Issuers or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Issuer or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by such Issuer or any such Restricted Subsidiary from such transferee that are converted by such Issuer or such Restricted Subsidiary within 180 days after receipt by such Issuer or Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion; and

(iii) any stock or assets of the kind referred to in clauses (2) or (4) of paragraph (b) of this Section 4.10.

The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, such Issuer or such Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Proceeds at its option:

(1) to repay First Lien Obligations;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, if, after giving effect to such acquisition, such assets are owned by the Issuers or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Issuers; provided that if such Net Proceeds are received in respect of Collateral, such assets or Voting Stock are pledged as Collateral under the Security Documents in the manner required under the Security Documents;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing assets in accordance with the terms of this Indenture; provided that if such Net Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents in the manner required under the Security Documents; or

(4) to acquire other assets that are used or useful in a Permitted Business; provided that if such Net Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents in the manner required under the Security Documents.

Pending the final application of any Net Proceeds, the Issuers may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of Notes and (1) in the case of Net Proceeds from Collateral, to the holders of any other Pari Passu Secured Indebtedness containing provisions similar to those set forth in this Indenture with respect to asset sales or (2) in the case of any other Net Proceeds, to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to asset sales, in each case, equal to the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Secured Indebtedness (in the case of Net Proceeds from Collateral) or Notes and other Pari Passu Indebtedness (in the case of any other Net Proceeds) tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Issuers or their agent shall select the other Pari Passu Secured Indebtedness or other Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(c) Each Issuer will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, each Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

Section 4.11 Transactions with Affiliates.

The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of their Affiliates (each, an “Affiliate Transaction”), unless:

(a) the Affiliate Transaction is on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) Nexstar delivers to the Trustee:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution that states that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Nexstar; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to such Issuer of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, in each case approved by the Board of Directors of Nexstar or a committee thereof;

(2) transactions between or among the Issuers and/or the Restricted Subsidiaries;

(3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of the Issuers;

(4) sales of Equity Interests (other than Disqualified Stock) of the Issuers to Affiliates of the Issuers;

(5) transactions under any contract or agreement in effect on the Issue Date as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to the Issuers and the Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date;

(6) Permitted Investments and Restricted Payments that are permitted under the provisions of Section 4.07 hereof;

(7) transactions with a Person (other than an Unrestricted Subsidiary of an Issuer) that is an Affiliate of the Issuers solely because the Issuers own, directly or through a Restricted Subsidiary, an Equity Interest in, or control, such Person;

(8) the refinancing of Indebtedness outstanding under the Credit Agreements, the repurchase of all outstanding Senior Subordinated PIK Notes and the payment of any reasonable fees or out-of-pocket expenses incurred in connection with the foregoing by an Issuer or any of its direct or indirect parent entities or Restricted Subsidiaries;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuers and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Nexstar or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm’s length negotiations with an unaffiliated third party;

(10) any purchases by the Issuers’ Affiliates of Indebtedness of such Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness is offered to Persons who are not Affiliates; and

(11) any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuers and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuers.

Section 4.12 Liens.

The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Section 4.13 Additional Guarantees.

If an Issuer or any Restricted Subsidiary acquires or creates another Domestic Subsidiary on or after the Issue Date (other than a Domestic Subsidiary if the fair market value of such Domestic Subsidiary, together with the fair market value of all other non-Guarantor Domestic Subsidiaries, as of such date, does not exceed in the aggregate $500,000), then that newly acquired or created Domestic Subsidiary must within ten Business Days:

(a) become a Guarantor;

(b) execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee;

(c) grant a Lien in the Collateral owned by such Domestic Subsidiary in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes; and

(d) execute a joinder agreement to the Security Documents, agreeing to be bound thereby.

In addition, to the extent the collective fair market value of the Issuers’ non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a non-Guarantor Restricted Subsidiary, exceeds $500,000, the Issuers will cause, within ten Business Days after such date, one or more of such non-Guarantor Restricted Subsidiaries to similarly execute and deliver a supplemental indenture to this Indenture providing for a Guarantee of the Notes and a supplement to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Restricted Subsidiary to the same extent as that set forth in this Indenture and the Security Documents such that the collective fair market value of all remaining non-Guarantor Restricted Subsidiaries does not exceed $500,000 and take all actions required by the Security Documents to perfect such Lien.

Section 4.14 Business Activities.

The Issuers and the Guarantors will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuers and the Restricted Subsidiaries taken as a whole.

Section 4.15 Corporate Existence.

Subject to Article 5 hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuers and their Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.16 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuers shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $l,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 60 days following any Change of Control, the Issuers shall mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue Interest; (4) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue Interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $l,000 in excess thereof. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of this Indenture.

(b) On the Change of Control Payment Date, the Issuers shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $l,000 in excess thereof. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.16, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 and Section 3.09 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption for all outstanding Notes has been given pursuant to this Indenture as described in Section 3.07 hereof unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.17 Limitation on Issuances of Guarantees of Indebtedness.

The Issuers will not permit any Restricted Subsidiary, directly or indirectly, to incur Indebtedness or Guarantee the payment of any other Indebtedness of an Issuer or of any Restricted Subsidiary unless either the Restricted Subsidiary:

(a) is a Guarantor; or

(b) within five Business Days (1) executes and delivers a supplemental indenture to this Indenture, (b) becomes a Guarantor which Guarantee shall be senior to or rank equal to the Restricted Subsidiary’s other Indebtedness or Guarantee of the other Indebtedness, (2) grants a Lien in the Collateral owned by such Restricted Subsidiary in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and (d) executes a joinder agreement to the Security Documents, agreeing to be bound thereby.

Notwithstanding the preceding paragraph, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released in accordance with the applicable provisions of this Indenture.

Section 4.18 Payments for Consent.

The Issuers and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuers and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(A) or Permitted Investments, as determined by the Issuers. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

Neither Issuer may, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not an Issuer is the surviving corporation); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuers and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (i) such Issuer is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Surviving Entity assumes all the obligations of such Issuer under the Notes, this Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent, as applicable;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists;

(4) Nexstar or the Surviving Entity (i) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in Section 4.09, or (ii) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Nexstar’s Leverage Ratio immediately prior to the transaction;

(5) each Guarantor, unless such Guarantor is the Person with which such Issuer has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of such Issuer or the Surviving Entity in accordance with the Notes and this Indenture;

(6) the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Surviving Entity;

(7) the Collateral owned by or transferred to the Surviving Entity shall (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and

(8) the property and assets of the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture.

The preceding clause (4) will not prohibit: (ii) a merger between an Issuer and one of such Issuer’s Wholly Owned Restricted Subsidiaries or (ii) a merger between an Issuer and one of such Issuer’s Affiliates incorporated solely for the purpose of reincorporating in another state of the United States.

In addition, neither Issuer may directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuers and any of their Wholly Owned Restricted Subsidiaries.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of any Issuer in accordance with Section 5.01, the successor Person formed by such consolidation or into which such Issuer is merged, or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under this Indenture, the Notes, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents with the same effect as if such successor had been named as such Issuer herein, in the Notes, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents. When a successor assumes all of the obligations of its predecessor under this Indenture, the Notes, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents, as the case may be, the predecessor shall be discharged from all obligations and covenants under this Indenture, the Notes, the Registration

Rights Agreement, the Intercreditor Agreement and the Security Documents; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of such Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

An “Event of Default” occurs if:

(a) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(b) default in payment when due of the principal of, or premium, if any, on the Notes;

(c) failure by an Issuer or any Restricted Subsidiary for 30 days after notice from the Trustee or Holders of at least 25% in principal amount of the Notes to comply any of the provisions of Sections 4.10 or 4.16 hereof;

(d) failure by an Issuer or any Restricted Subsidiary for 60 days after notice from the Trustee or Holders of at least 25% in principal amount of the Notes to comply with any of the other agreements in this Indenture;

(e) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any Restricted Subsidiary (or the payment of which is guaranteed by an Issuer or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (i) is caused by a failure to pay principal of such Indebtedness at the final Stated Maturity thereof (after giving effect to any grace period related thereto; or (ii) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness described under clauses (1) and (ii) of this Section 6.01(e), aggregates $10.0 million or more;

(f) failure by an Issuer or any Restricted Subsidiary to pay final judgments aggregating in excess of $10.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(g) except as permitted by this Indenture, any Note Guarantee is declared in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(h) an Issuer or any Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in an involuntary case;

(3) consents to the appointment of a custodian of it or for all or substantially all of its property;

(4) makes a general assignment for the benefit of its creditors;

(5) admits in writing its inability to pay its debts generally as they become due; or

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuers or any of their Restricted Subsidiaries in an involuntary case;

(ii) appoints a custodian of the Issuers or any of their Restricted Subsidiaries or for all or substantially all of the property of the Issuers or any of their Restricted Subsidiaries; or

(iii) orders the liquidation of the Issuers or any of their Restricted Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i) unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, (x) default by an Issuer or any Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on any Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, (y) the repudiation or disaffirmation by an Issuer or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against an Issuer or any Guarantor party thereto for any reason with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million; provided in the case of clause (x) with respect to the Issuers and the Guarantors and clauses (y) and (z) with respect to Mission and the Mission Entities, which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after an Issuer receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied.

Section 6.02 Acceleration.

If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to an Issuer, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes (including any and all interest) shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to an Issuer, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes (including any and all interest) shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of Section 6.01, the declaration of acceleration of the Notes (including any and all Interest) shall be automatically annulled if the holders of any Indebtedness described in clause (e) of Section 6.01 have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

(a) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default occurs on or after the date of this Indenture by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or any Security Document.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to the terms of the Security Documents, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Sections 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

Subject to the Intercreditor Agreement, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Application of Money Collected.

Subject to the Security Documents, any money collected by the Trustee pursuant to this Article or otherwise on behalf of the Holders or the Trustee pursuant to this Article or any foreclosure or other remedial provisions contained in the Security Documents, or through any proceeding or any arrangement or restructuring in anticipation or in lieu of any proceeding contemplated by this Article or any foreclosure or other remedial provisions contained in the Security Documents, shall be applied, subject to applicable law, in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium, if any, or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(a) FIRST: if the First Lien Obligations have not been discharged, to the agent or the agents for the First Lien Obligations for application to the First Lien Obligations to be applied in the manner set forth in the Credit Agreements and other agreements governing the First Lien Obligations;

(b) SECOND: to the payment of all costs and expenses incurred by the Trustee and Collateral Agent in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with this Indenture and any documents relating to any Pari Passu Secured Indebtedness and the Security Documents (including all existing claims for indemnification under this Indenture) including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Trustee or Collateral Agent on behalf of the Issuers or any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the holders of the Notes and the Pari Passu Secured Indebtedness;

(c) THIRD: to pay the Notes, any accrued and unpaid interest thereon, including Additional Interest and any other amounts due under this Indenture, and the Pari Passu Secured Indebtedness, pro rata, based on the respective amounts of the Notes and the Pari Passu Secured Indebtedness then outstanding; and

(d) FOURTH: to the extent of the balance of such proceeds after application in accordance with clauses (a), (b) and (c) above of this Section 6.13, to the Issuers or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificate or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(4) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(e) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of an Issuer.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Collateral Agent), and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee may request that each Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers shall promptly notify the Trustee when the Notes are listed or delisted on any stock exchange.

Section 7.07 Compensation and Indemnity.

The Issuers, jointly and severally, shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Issuers’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

As used in this Section 7.07, the term “Trustee” shall also include each of the Paying Agent, Registrar, and Transfer Agent, as applicable.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign with 60 days’ prior written notice and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing with 90 days’ prior written notice. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the expense of the Issuers, the Issuers, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

As used in this Section 7.08, the term “Trustee” shall also include each of the Paying Agent, Registrar, and Transfer Agent, as applicable.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12 Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which the Trustee or the Collateral Agent, as the case may be, accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(b) The Trustee and the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on their part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, as the case may be, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Parent Guarantors or the Issuers or any other part to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement, the Security Documents or the First Lien Documents by the Guarantors, the Issuers, the Administrative Agent or the First Lien Secured Parties.

Section 7.13 Environmental Indemnification.

In addition to and without limitation of all other representations, warranties and covenants made by the Issuers and the Parent Guarantors under this Indenture, each of the Issuers and each of the Parent Guarantors further represents, warrants and covenants that such Person has not used Hazardous Materials (as defined hereinafter) on, from, or affecting the Real Property or any part thereof in any manner which violates Federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and that to the best of its knowledge no prior owner, tenant or subtenant of any Real Property has used Hazardous Materials on, from, or affecting the Real Property in any manner which violates Federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials. Without limiting the foregoing, the Issuers and the Parent Guarantors shall not cause or permit the Real Property or any part thereof to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable Federal, state and local laws or regulations, nor shall the Issuers or the Parent Guarantors cause or permit, as a result of any intentional or unintentional act or omission on the part of such Person or any tenant or subtenant, a release of Hazardous Materials onto the Real Property or any portion thereof or onto any other property. Each of the Issuers and the Parent Guarantors shall comply with and ensure compliance by all tenants and subtenants with all applicable Federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. The Issuers and the Parent Guarantors, jointly and severally, shall defend, indemnify, and hold harmless each of the Trustee and the Collateral Agent (each, an “Indemnified Party”) from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (w) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials including, without limitation, attorney and consultant fees and expenses, investigation and laboratory fees, court costs, and litigation expenses. For purposes of this paragraph, “Hazardous Materials” includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5108, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this paragraph shall be in addition to any and all other obligations and liabilities the Issuers or the Parent Guarantors may have to any Indemnified Party at common law, and shall survive the termination of this Indenture and the Security Documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of their Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (iv) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), the Note Guarantees will be released pursuant to Section 10.06 hereof and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of an election under Section 8.02 hereof, each Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, each Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence) or insofar as Sections 6.01(h) or 6.01(i) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a Default under any material agreement or instrument (other than this Indenture and the agreements governing any other indebtedness being defeased, discharged, or replaced) to which either Issuer or any Restricted Subsidiary is a party or by which an Issuer or any Restricted Subsidiary is bound;

(f) each Issuer shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) each Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers; and

(h) each Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.04 or 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 or 8.05 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.04 or 8.05 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest or Additional Interest, if any, on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee and/or Collateral Agent, as applicable, may amend or supplement this Indenture, the Note Guarantees or the Notes or the Security Documents without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(c) to provide for the assumption of an Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ and their Restricted Subsidiaries’ assets, taken as a whole;

(d) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(f) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(g) to provide for the issuance of Additional Notes in accordance with this Indenture;

(h) to add to the Collateral securing the Notes;

(i) to provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture;

(j) to secure any Indebtedness that is permitted to be incurred in accordance with this Indenture under the Security Documents and to appropriately include the same in the Intercreditor Agreement;

(k) to release a Guarantor from its Guarantee when permitted by this Indenture;

(l) to add to the covenants of the Issuers for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Issuers;

(m) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the holders of the Notes, as additional security for the payment and performance of all or any portion of the Second Priority Liens, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise; or

(n) to conform this Indenture, the Security Documents or the Notes to provisions of the “Description of the Notes” contained in the Offering Memorandum to the extent such provision was intended to be a verbatim recitation of a provision contained herein.

Upon the request of the Issuers accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and 9.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, each Guarantor party thereto, if any, and the Trustee and/or Collateral Agent, as applicable, may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.16 hereof), the Note Guarantees, the Notes and any Security Document with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees, the Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Without the consent of at least 75% in principal amount of the Notes and Pari Passu Secured Indebtedness then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), voting as one class, no waiver or amendment to this Indenture may make any change (1) relating to the release of any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture, (2) that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with this Indenture and the Security Documents or (3) the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of each of their Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and 9.06 hereof, the Trustee shall join with the Issuers in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the scheduled redemption of the Notes in a manner adverse to the Holders except as provided above with respect to Sections 3.09, 4.10 and 4.16 hereof;

(c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(g) waive a redemption payment with respect to any Note except as provided above with respect to Sections 3.09, 4.10 and 4.16 hereof; or

(h) make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be given and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, interest, premium and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either an Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against an Issuer for liquidation or reorganization, should an Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of an Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Release of Security Interests.

Without limiting the generality of the foregoing and except as otherwise provided in this Indenture, each Guarantor hereby consents and agrees, to the fullest extent permitted by applicable law, that the rights of the Trustee hereunder, and the liability of the Guarantors hereunder, shall not be affected by any and all releases for any purpose of any Collateral, if any, from the Liens and security interests created by any Security Documents and that this Note Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guarantor Obligations is rescinded or must otherwise be returned by the Trustee upon the insolvency, bankruptcy or reorganization of an Issuer or otherwise, all as though such payment had not been made.

Section 10.03 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Article 10, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.04 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees this Indenture shall be executed in behalf of such Guarantor by the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Guarantor, as the case may be. Each Guarantor hereby agrees to execute a Notation of Guarantee substantially in the form included in Exhibit E hereto shall on each Note authenticated and delivered by the Trustee.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Subject to Section 4.13 hereof, the Notes will be Guaranteed by each of the Issuers’ current and future Domestic Subsidiaries and the Issuers shall cause each current or future Domestic Subsidiary to execute supplemental indentures to this Indenture to effectuate its Note Guarantee under this Article 10.

Section 10.05 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.06 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.07 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.06, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), or sell or otherwise dispose of all or substantially all of its assets to, another Person whether or not affiliated with such Guarantor unless:

(a) either (1) the Person acquiring the property in any such sale or disposition or, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or an Issuer) (i) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture, the Note Guarantee and the Registration Rights Agreement, as applicable, on the terms set forth herein or therein and (ii) causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such entity or (2) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including Section 4.10; and

(b) immediately after giving effect to such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All of the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.

Section 10.08 Releases of Note Guarantees.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either immediately before or immediately after giving effect to such transaction) a Restricted Subsidiary of Nexstar if the sale or other disposition complies with Section 4.10 hereof;

(b) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either immediately before or immediately after giving effect to such transaction) a Restricted Subsidiary of Nexstar, if the sale complies with Section 4.10 hereof;

(c) if Nexstar designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(d) in connection with any transaction whereby a Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the transaction complies with Section 4.10 hereof;

(e) upon the discharge or release of all Guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of Nexstar and the Restricted Subsidiaries, which resulted in the creation of such Note Guarantee pursuant to the provisions of Section 4.13 hereof;

(f) in connection with a release of a Guarantor from its obligations under its guaranty under the Credit Agreements in connection with an Enforcement Action (as defined in each of the Credit Agreements) or a Disposition (as defined in each of the Credit Agreements) of any Collateral under the Credit Agreements other than pursuant to an Enforcement Action; provided that such release will not occur without the consent of the Collateral Agent if the net proceeds of such Enforcement Action will not be applied to repay obligations under the Credit Agreements or if a Disposition is prohibited by this Indenture; or

(g) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Articles 8 and 13 hereof.

Upon delivery by each Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions precedent to the release of the Note Guarantee have been satisfied, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

INTERCREDITOR AGREEMENT

Section 11.01 Intercreditor Agreement.

Each Holder by accepting a Note agrees that the Second Priority Liens are subject to the terms of the Intercreditor Agreement. The Holders by accepting a Note hereby authorize and direct the Trustee and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

Additionally, provided that no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Issuers enter into and direct the Collateral Agent to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement with the agent for the holders of any First Lien Obligations on terms and conditions that, in the good faith determination of the Issuers, are not less favorable, taken as a whole, to the Holders of Notes than the terms of the Intercreditor Agreement and thereafter such amended or new intercreditor agreement shall be deemed to be the Intercreditor Agreement for all purposes of this Indenture.

ARTICLE 12

COLLATERAL

Section 12.01 Security Documents.

The Notes and the Note Guarantees are secured as provided in the Security Documents and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture. The Issuers shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Issuers and the Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

Section 12.02 Collateral Agent.

The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article 7.

Subject to Section 7.01, none of the Collateral Agent, Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Note Liens, or any defect or deficiency as to any such matters.

Except as required or permitted by the Security Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(a) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents;

(b) to foreclose upon or otherwise enforce any Second Priority Lien; or

(c) to take any other action whatsoever with regard to any or all of the Second Priority Liens, Security Documents or Collateral.

Section 12.03 Authorization of Actions to Be Taken.

Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Collateral Agent to execute and deliver the Intercreditor Agreement and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which the Collateral Agent is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Subject to the provisions of Section 7.01, Section 7.02, and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) foreclose upon or otherwise enforce any or all of the Second Priority Liens;

(b) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(c) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreement and at the Issuers’ sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Second Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the

Issuers’ sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Second Priority Liens or be prejudicial to the interests of Holders or the Trustee.

Section 12.04 Release of Collateral.

Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement. In addition, the Issuers and the Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall (or, if the Trustee is not then the Collateral Agent, shall direct the Collateral Agent to) release the same from such Liens at the Issuers’ sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(a) in whole, upon a Legal Defeasance or a Covenant Defeasance of the Notes as set forth under Article 8 hereof;

(b) in whole, upon satisfaction and discharge of this Indenture as set forth under Article 12 hereof;

(c) in whole, upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture;

(d) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with the provisions of Article 9 hereof, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(e) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by an Issuer or any of the Guarantors in a transaction permitted by Section 4.10 hereof and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Security Documents, if all other Liens on that asset securing the First Lien Obligations and any Pari Passu Secured Indebtedness then secured by that asset (including all commitments thereunder) are released, (B) that is cash withdrawn in accordance with the terms of the Security Documents from deposit accounts for any purpose not prohibited under this Indenture or the Security Documents, (C) that is used to make a Restricted Payment or Permitted Investment permitted by this Indenture, (D) that becomes Excluded Property, or (E) that is otherwise released in accordance with, and as expressly provided for in accordance with, this Indenture and the Security Documents.

Each Issuer shall deliver an Officers’ Certificate to the Collateral Agent within 30 calendar days following the end of each six-month period beginning on each interest payment date, to the effect that all such releases and withdrawals pursuant to this Section 12.04 during the preceding six-month period (or since the Issue Date, in the case of the first such Officers’ Certificate) as described in clause (e) of this Section 12.04, were not prohibited by this Indenture.

Section 12.05 Filing, Recording and Opinions.

(a) The Issuers will comply with the provisions of TIA Sections 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the Trust Indenture Act, except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the Staff of the SEC, whether issued to the Issuers or any other Person). Following such qualification, to the extent the Issuers are required to furnish to the Trustee an Opinion of Counsel pursuant to TIA Section 314(b)(2), the Issuers will furnish such opinion with 30 days following the end of each six-month period beginning on each interest payment date.

(b) Any release of Collateral permitted by Section 12.04 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee shall, to the extent permitted by Sections 7.01 and 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

(c) If any Collateral is released in accordance with this Indenture or any Security Document, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination will, upon request, deliver a certificate to the Collateral Agent and the Issuers setting forth such determination.

Section 12.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Guarantor or of any officer or officers thereof required by the provisions of this Article 12; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 12.07 Voting.

In connection with any matter under the Security Agreement requiring a vote of holders of Secured Obligations (as defined in the Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

Section 12.08 Notices.

Each Issuer shall, upon any Responsible Officer of an Issuer obtaining knowledge thereof or to the extent the same is delivered pursuant to the First Lien Documents, give notice (accompanied by a reasonably detailed explanation with respect thereto) to the Trustee, Collateral Agent and each Holder as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year a report (with respect to items constituting Collateral or required to be Collateral only) supplementing Schedule 12.13(a) and Schedule 12.13(b), including an identification of all owned and leased Real Property disposed of by any Credit Party or any Subsidiary thereof during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, and, in the case of leases of property, lessee and expiration date) of all Real Property acquired or leased during such Fiscal Year, all towers, transmitters, translators and repeaters, all accounts and such other changes in any Collateral, and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete in all material respects as of the end of such Fiscal Year, such report to be signed on each Issuer’s behalf by a Responsible Officer of such Issuer and to be in a form reasonably satisfactory to the Trustee; provided that, so long as no Default exists, such report shall only be required not more than once per year.

Section 12.09 Payment of Taxes, etc.

The Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and other Credit Parties to, pay and discharge, as the same may become due and payable, all federal and material state and local taxes, assessments, and other governmental charges or levies against or on any of the income, profits or property of a Credit Party, as well as material claims of any kind which, if unpaid, might become a Lien upon a Credit Party’s properties, and will pay (before they become delinquent) all other material obligations and liabilities; provided, however, that the foregoing shall not require the Parent Guarantors, the Issuers or any of their respective Subsidiaries or other Credit Party to pay or discharge any such tax, assessment, charge, levy, Lien, obligation or liability so long as such Credit Party shall contest the validity thereof in good faith by appropriate proceedings promptly instituted and diligently conducted and shall set aside on its books adequate reserves in accordance with GAAP.

Section 12.10 Maintenance of Property; Insurance.

The Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and other Credit Parties to, keep all of the material property and facilities that are useful and necessary in the business of the Credit Parties in such condition as is sufficient for the operation of such business in the ordinary course and will maintain, and cause each of their respective Subsidiaries and Credit Parties to maintain, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated to the Credit Parties, and such insurance shall name the Trustee and Collateral Agent, on behalf of the Holders, as an additional insured or loss payee, as the case may be, under all such insurance policies.

Section 12.11 Compliance with Laws, etc.

The Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and Credit Parties to, comply with the Requirements of Law of any Governmental Authority, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

Section 12.12 Additional Security; Further Assurances.

(a) To the extent the same shall hereafter be delivered pursuant to the First Lien Documents, within a reasonable time after acquisition of such assets and properties, the Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and all other Credit Parties to, grant to the Collateral Agent, for the benefit of the Holders, security interests and mortgages in such assets and properties of the Subsidiaries and other Credit Parties as are not covered by the Security Documents (collectively, the “Additional Security Documents”); provided that, so long as there exists no Default, (i) motor vehicles other than Material Motor Vehicles shall not be required to be pledged as Collateral, and (ii) the Issuers shall not be required to provide Additional Security Documents with respect to Non-Significant Real Property. All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons (except the First Lien Lenders) and shall be subject to no Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent or the Trustee required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) To the extent the same shall hereafter be delivered pursuant to the First Lien Documents, the Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and all other Credit Parties to, at the expense of the Issuers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent or the Trustee from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents or any Additional Security Documents. Furthermore, the Issuers shall promptly cause to be delivered to the Collateral Agent and the Trustee, such opinions of counsel, title insurance and other related documents as may be reasonably necessary to evidence to the Collateral Agent and the Trustee that this Section 12.12 has been complied with. Notwithstanding anything herein or in any Indenture Document to the contrary, such information required to be delivered above shall include (without limitation) the following:

(1) engineering, soils, environmental and other reports as to all Real Properties from professional firms, which reports shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with any facilities of any Credit Party or any of its respective Subsidiaries; provided that, so long as there exists no Default, (i) such reports need be delivered only one (1) time per year for each piece of Real Property and (ii) such reports may be limited to assets and properties that are Collateral or required to be Collateral.

(2) estoppel and consent agreements executed by each of the lessors of any Leasehold Real Properties of any of the Credit Parties, along with (i) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected Real Property, as lessor, or (ii) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable to give constructive notice to third-party purchasers of such leasehold interest, or (iii) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation; provided that in no event shall any Credit Party be required to take any action, other than using its reasonable commercial efforts (which efforts shall not require that any monetary payment be made to a third party), to obtain such consents, estoppels, memorandums, assignments, etc. from independent unaffiliated third parties with respect to its compliance with this Section 12.12; and provided further that, so long as there exists no Default, the Issuers shall not be required to provide such estoppels, consents, memorandum of lease or assignments, etc., for any Real Property that is not Collateral or required to be Collateral.

(c) To the extent the same shall hereafter be delivered pursuant to the First Lien Documents, the Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and all other Credit Parties to, at the expense of the Issuers, simultaneously with the delivery of the same pursuant to the First Lien Documents, an appraisal of any one or more of the Real Properties of any Credit Party requested by the Administrative Agent under the First Lien Documents which satisfies the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989; provided that, so long as there exists no Default, such appraisals shall not be required for any Real Property that is not Collateral or required to be Collateral.

(d) If at any time any Parent Guarantor or the Issuers or any other Credit Party creates or acquires any additional Subsidiary, such Parent Guarantor and/or the Issuers, as applicable, will promptly notify the Collateral Agent thereof and, to the extent the same shall hereafter be delivered pursuant to the First Lien Documents, cause such Subsidiary, within thirty (30) days thereafter, to execute and deliver appropriate supplements to each Guarantee and appropriate supplements and/or joinders to the Security Agreement (provided that nothing in this Section 12.12 shall be deemed to permit the formation, creation or acquisition of any additional Subsidiary).

(e) To the extent the same shall hereafter be delivered pursuant to the First Lien Documents, the Parent Guarantors and the Issuers agree that each action required above by this Section 12.12 shall be completed as soon as possible, but in no event later than ninety (90) days after such action is required to be taken by the applicable Nexstar Entity or Mission Entity pursuant to the terms of this Section 12.12.

(f) Subject to the terms and provisions of the Intercreditor Agreement, the Parent Guarantors and the Issuers agree that, upon the occurrence and during the continuance of a Default, the Issuers shall promptly to the extent the same shall hereafter be delivered pursuant to the First Lien Documents, at the Issuers’ expense:

(1) furnish to the Trustee and the Collateral Agent a description of the real and personal properties of the Credit Parties and their respective Subsidiaries;

(2) duly execute and deliver, and cause each Credit Party (if it has not already done so) to duly execute and deliver, to the Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements, as (including delivery of all Pledged Collateral in and of such Credit Party), and other instruments securing payment of all the Obligations of the Credit Parties under the Indenture Documents and constituting Liens on all such properties; provided that in no event shall any Credit Party be required to take any action, other than using its commercially reasonable efforts (which efforts shall not require that any monetary payment be made to a third party), to obtain consents, estoppels, memorandums, assignments, etc., from independent unaffiliated third parties with respect to its compliance with this Section 12.12;

(3) take, and cause each Credit Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable to vest in the Collateral Agent or the Trustee (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreement supplements, intellectual property security agreement supplements and security and pledge agreements delivered pursuant to this Section 12.12 or otherwise, enforceable against all third parties in accordance with their terms; provided that in no event shall any Credit Party be required to take any action, other than using its commercially reasonable efforts (which efforts shall not require that any monetary payment be made to a third party), to obtain consents, estoppels, memorandums, assignments, etc., from independent unaffiliated third parties with respect to its compliance with this Section;

(4) deliver to the Trustee and the Collateral Agent, a signed copy of an opinion, addressed to the Trustee, the Collateral Agent and the Holders, of counsel for each of the Credit Parties as to the matters contained in clauses (2) and (3) above; and

(5) deliver to the Collateral Agent with respect to each parcel of Real Property owned by the Issuers or any other Credit Party, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Real Property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent.

(g) The Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and all other Credit Parties to, at the expense of the Issuers, promptly execute and deliver any and all further instruments and documents and take all such other action as may be reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements.

(h) Notwithstanding anything to the contrary contained in this Section 12.12, the terms and provisions of this Section 12.12, and all deliverables required pursuant to this Section 12.12, and all security interests and mortgages granted pursuant to this Section 12.12 shall be subject to the terms and provisions of the Intercreditor Agreement.

Section 12.13 Post-Closing Collateral Requirements. The Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and all other Credit Parties to, use commercially reasonable efforts to, within one hundred eighty (180) days after the date hereof unless unable to do so using commercially reasonable efforts (in each case delivered to the Collateral Agent duly executed by each applicable Credit Party):

(a) Real and Leasehold Property. Grant to the Trustee or the Collateral Agent, as applicable, for the benefit of the Holders, valid Liens and security interests (subject to Permitted Liens), deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust (with such changes as may be reasonably satisfactory to account for local law matters) on the properties listed on Schedule 12.13(a) and designated as being subject to mortgages (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to any provision of this Indenture, any other Indenture Document or otherwise, in each case as amended, the “Mortgages”), together with:

(1) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all appropriate filing or recording offices necessary or desirable in order to create a valid Lien and security interest on the property described therein (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Holders and that all applicable filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(2) fully paid 2006 American Land Title Association Lender’s Extended Coverage pro forma title policies or title insurance policies (the “Mortgage Policies”), with endorsements and in amounts issued, coinsured and reinsured by title insurers, insuring the Mortgages to be valid Liens and security interests on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Indenture Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as may be reasonably necessary or desirable;

(3) (x) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than thirty (30) days before the date hereof, certified to the Collateral Agent and the issuer of the Mortgage Policies by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Permitted Liens or (y) the same surveys delivered pursuant to the First Lien Documents except certified to the Collateral Agent;

(4) to the extent the same was or is being delivered pursuant to the First Lien Documents, flood insurance policies on each such property in an amount equal to the lesser of the maximum amount secured by the applicable Mortgage or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Indenture Documents, or evidence that none of the improvements located on such land is located in a flood hazard area;

(5) with respect to each such property, evidence (i) that all taxes, standby fees and any other similar charges have been paid and (ii) that the land is a separate tax lot or lots with separate assessment or assessments of the land and the improvements thereon, independent of any other land or improvements and that the land is a separate legally subdivided parcel, provided, however, that receipt of relevant title policy endorsements for the Mortgage Policies shall deemed to satisfy clause (ii) of this subsection (5);

(6) evidence that all other action that may reasonably be necessary or desirable in order to create valid Liens and security interests (subject to Permitted Liens) on the property described in the Mortgages has been taken;

(7) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party on behalf of such Credit Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the requirements of this Section 12.13 and the other Indenture Documents to which such Credit Party is a party or is to be a party;

(8) such documents and certifications as may reasonably be required to evidence that each Credit Party granting Liens and security interests in connection with this Section 12.13 or otherwise is duly organized or formed, and that the Issuers are validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is operating and that each other Credit Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(9) to the extent the same was or is being delivered pursuant to the First Lien Documents, a subordination, non-disturbance and attornment agreement and a tenant estoppel certificate executed by each of the lessees of such property (the Issuers shall use its reasonable efforts (which efforts shall not require that any monetary payment be made to a third party) to obtain such agreements and certificates, but the Issuers’ failure to obtain such agreements and certificates from unaffiliated independent third parties after using its reasonable efforts shall not constitute an Event of Default);

(10) to the extent the same was or is being delivered pursuant to the First Lien Documents, as to each of such leased properties, a landlord’s subordination agreement executed by each of the lessors of such property (the Issuers shall use its reasonable efforts (which efforts shall not require that any monetary payment be made to a third party) to obtain such agreements, but the Issuers’ failure to obtain such agreements from unaffiliated independent third parties after using its reasonable efforts shall not constitute an Event of Default),

(11) an opinion of Kirkland & Ellis LLP, counsel to the Credit Parties, or other counsel reasonably acceptable to the Collateral Agent, addressed to the Trustee, the Collateral Agent and each Holder, as to the authorization and execution of the Credit Parties and the Mortgages, as applicable, and such other matters concerning the Credit Parties and the Indenture Documents; provided that such opinions shall be in substantially the same form as each such corresponding opinion delivered in connection with the First Lien Documents;

(12) an opinion of local counsel to the Credit Parties in each State in which property subject to a Mortgage is located, addressed to the Trustee, the Collateral Agent and each Holder, as to the enforceability of the Mortgages and such other matters concerning the Credit Parties and the Indenture Documents; provided that such opinions shall be in substantially the same form as each such corresponding opinion delivered in connection with the First Lien Documents; and

(13) a certificate of a Responsible Officer of each Credit Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Credit Party of the execution, delivery, granting and/or performance of the Mortgages and the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Indenture Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, including, without limitation, consents of landlords with respect to leasehold mortgages, or (B) stating that no such consents, licenses or approvals are so required;

(b) Towers and Transmitters. To the extent the same shall hereafter be provided pursuant to the First Lien Documents, grant to the Collateral Agent or the Trustee, for the benefit of the Holders, valid Liens and security interests (subject to Permitted Liens) on all towers and transmitters listed on Schedule 12.13(b), together with:

(1) an opinion of Kirkland & Ellis LLP, counsel to the Credit Parties, or other counsel reasonably acceptable to the Collateral Agent, addressed to the Trustee, the Collateral Agent and each Holder, as to the Credit Parties and the Liens and security interests on such towers and transmitters; and

(2) evidence that all other action that may be necessary or desirable in order to create valid Liens and security interests (subject to Permitted Liens) on such towers and transmitters.

(c) Evidence of Insurance. Certificates of insurance, naming the Trustee and the Collateral Agent, for the benefit of the Holders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained and required to be maintained with respect to the assets and properties of the Credit Parties that constitute Collateral.

Notwithstanding anything else to the contrary in this Indenture or in any Indenture Document, this Section 12.13 is intended to address a specific Collateral, and in each case shall be in addition to those obligations and requirements of the Issuers and the Credit Parties elsewhere in this Indenture and the other Indenture Documents, including but not limited to, those obligations and requirements in Section 12.12 (it being agreed among the Issuers, the other Credit Parties, the Trustee, the Collateral Agent and the Holders that this Section 12.13 shall specifically not limit those obligations of the Issuers and the other Credit Parties under Section 12.12 and the other provisions of this Indenture and the other Indenture Documents).

Notwithstanding anything to the contrary in this Section 12.13, (a) all documents, agreements, reports and other deliverables required by this Section 12.13 shall be in substantially the same form as the comparable document, agreement, report and/or other deliverable to the extent delivered in connection with the First Lien Documents and (b) to the extent that the form and substance of the documents, agreements, reports and other deliverables required by this Section 12.13 are acceptable to the First Lien Agent, the same shall be deemed to be acceptable hereunder.

Notwithstanding anything to the contrary contained in this Section 12.13, the terms and provisions of this Section 12.13, all deliverables required pursuant to this Section 12.13, and all Mortgages granted pursuant to this Section 12.13 shall be subject to the terms and provisions of the Intercreditor Agreement.

Section 12.14 Compliance with Terms of Leaseholds.

The Parent Guarantors and the Issuers will, and will cause each of their respective Subsidiaries and all other Credit Parties to, make all payments and otherwise perform all obligations in respect of all leases of Real Property to which the Issuers or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Trustee and the Collateral Agent of any default by any party with respect to such leases and cooperate with the Trustee and the Collateral Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(1) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable (by reason of the mailing of a notice of redemption or otherwise) or will become due and payable within one year and an Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(b) in respect of clause (a)(2) above, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than this Indenture) to which either Issuer or any Restricted Subsidiary is a party or by which an Issuer or any Restricted Subsidiary is bound;;

(c) the Issuers or any Guarantor has paid or caused to be paid all sums payable under this Indenture by the Issuers; and

(d) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, each Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (a)(2) of this Section, the provisions of Section 13.02 and Section 8.06 shall survive such satisfaction and discharge.

Section 13.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Issuers have made any payment of principal of, premium and Additional Interest, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 14.02 Notices.

Any notice or communication by the Issuers, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Nexstar and/or any Guarantor:

Nexstar Broadcasting, Inc.

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

Telecopier No.:  (972) 373-8888

Attention:  Chief Financial Officer

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telecopier No.:  (212) 446-6460

Attention:  Joshua N. Korff

If to Mission:

Mission Broadcasting, Inc.

7650 Chippewa Road, Suite 305

Brecksville, Ohio 44141

Telecopier No.:  (330) 336-8454

Attention:  David S. Smith

If to the Trustee:

The Bank of New York Mellon

Corporate Trust Division

101 Barclay Street - 8W

New York, New York 10286

Telecopier No.:  (212) 815-5704

If to the Collateral Agent:

The Bank of New York Mellon

Corporate Trust Division

101 Barclay Street - 8W

New York, New York 10286

Telecopier No.:  (212) 815-5704

The Issuers, any Guarantor, the Trustee or the Collateral Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed by first class mail; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, each Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of an Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees, this Indenture, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08 Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 14.09 Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.

Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby and thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 14.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby and thereby.

Section 14.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.11 Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.08.

Section 14.12 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.15 Qualification of Indenture.

The Issuers and the Guarantors shall qualify this Indenture under the TIA in accordance with and to the extent required by the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuers, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuers and the Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 14.16 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

Dated as of April 19, 2010

NEXSTAR BROADCASTING GROUP, INC.

By:
	Name:	Thomas E. Carter
	Title:	Executive Vice President and Chief Financial Officer

NEXSTAR BROADCASTING, INC.

By:
	Name:	Thomas E. Carter
	Title:	Executive Vice President and Chief Financial Officer

MISSION BROADCASTING, INC.

By:
	Name:	David S. Smith
	Title:	President

THE BANK OF NEW YORK MELLON, as Trustee

By:
	Name:	Latoya S. Elvin
	Title:	Associate

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
	Name:	Latoya S. Elvin
	Title:	Associate

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP: [              ]

ISIN: [            ]

8.875% Senior Secured Second Lien Notes due 2017

No.	$

NEXSTAR BROADCASTING, INC.

MISSION BROADCASTING, INC.

each, jointly and severally, promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                                      United States Dollars] on April 15, 2017.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:             ,

NEXSTAR BROADCASTING, INC.

By:
Name:
Title:

By:
Name:
Title:

MISSION BROADCASTING, INC.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Dated: ,

[Back of Note]

8.875% Senior Secured Second Lien Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Nexstar Broadcasting, Inc., a Delaware corporation (“Nexstar”), and Mission Broadcasting, Inc., a Delaware corporation (“Mission” and, together with Nexstar, the “Issuers”), jointly and severally promise to pay interest on the principal amount of this Note on each Interest Payment Date (as defined below) until the principal hereof shall have become due and payable, at the rate of 8.875% per annum. The Issuers shall pay interest on this Note from April 19, 2010 until maturity, or until this Note is no longer outstanding, and shall pay the Additional Interest, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Issuers shall pay interest and Additional Interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), provided, however that the first Interest Payment Date shall be October 15, 2010. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and Additional Interest, if any, and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of their Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture, dated as of April 19, 2010 (the “Indenture”), among the Issuers, the Guarantor named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as their 8.875% Senior Secured Second Lien Notes due 2017, initially issued in the aggregate principal amount of $325,000,000. The Issuers shall be entitled to issue Additional Notes pursuant to Sections 2.02, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) OPTIONAL REDEMPTION.

(a) On or after April 15, 2014, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2014	104.438%
2015	102.219%
2016 and thereafter	100.000%

(b) At any time prior to April 15, 2014, the Issuers may redeem all or a part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders of Notes in the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) At any time on or prior to April 15, 2013, the Issuers may, at their option on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided, that: (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers, their Subsidiaries or Mission Entities); and (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(d) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.

(6) MANDATORY REDEMPTION. Except as set forth in paragraph 7 below, the Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

(7) REPURCHASE AT OPTION HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to purchase all or any part (in integral multiples of $1,000 except that no purchase will be permitted that would result in a Note having a remaining principal amount of less than $2,000) of such Holder’s Notes pursuant to a Change of Control offer. In the Change of Control offer, the Issuers will offer to purchase all of the Notes, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of Notes in the relevant record date to receive interest due on the relevant Interest Payment Date). The Change of Control offer shall be made in accordance with Section 4.16 of the Indenture.

(b) Under certain circumstances described in the Indenture, the Issuers will be required to apply the proceeds of Asset Sales to the repayment of the Notes and Pari Passu Secured Indebtedness. The offer shall be made in accordance with Section 4.10 of the Indenture

(8) NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 13 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the relevant redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(12) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to an Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.

(13) AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.

(14) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest.

(15) CUSIP/ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(16) GOVERNING LAW. THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Nexstar Broadcasting, Inc.

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

Attention:  Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.16 of the Indenture, check the appropriate box below:

☐	Section 4.10	☐	Section 4.16

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES, INCREASES OR DECREASES OF INTERESTS IN THE GLOBAL

NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, or increases or decreases have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Nexstar Broadcasting, Inc.

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

The Bank of New York Mellon

Corporate Trust Division

101 Barclay Street – 8W

New York, New York 10286

Re:	8.875% Senior Secured Second Lien Notes due 2017

Reference is hereby made to the Indenture, dated as of April 19, 2010 (the “Indenture”), between Nexstar Broadcasting, Inc., as co-issuer (“Nexstar”), Mission Broadcasting, Inc., as co-issuer (“Mission” and, together with Nexstar, the “Issuers”), the Guarantor party thereto, The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon, as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.  ☐  Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Temporary Global Note, the Regulation S Permanent Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.  ☐  Check and complete if Transferee will take delivery of a beneficial interest in a Global Note or a Definitive Note pursuant to any provision of the Securities act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)  ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)  ☐  such Transfer is being effected to the Issuers or a subsidiary thereof; or

(c)  ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d)  ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.  ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)  ☐  Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐   Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐  Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)  ☐  a beneficial interest in the:

  (i)  ☐  144A Global Note (CUSIP                     ), or

  (ii)  ☐  Regulation S Global Note (CUSIP                     ), or

(b)  ☐  a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)  ☐  a beneficial interest in the :

  (i)  ☐  144A Global (CUSIP                     ), or

  (ii)  ☐  Regulation S Global (CUSIP                     ), or

  (iii)  ☐  Unrestricted Global Note (CUSIP                     ), or

(b)  ☐  a Restricted Definitive Note.

(c)  ☐  an Unrestricted Definitive Note.

        in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Nexstar Broadcasting, Inc.

5215 N. O’Conner Blvd., Suite 1400

Irving, Texas 75039

The Bank of New York Mellon

Corporate Trust Division

101 Barclay Street – 8W

New York, New York 10286

Re:	8.875% Senior Secured Second Lien Notes due 2017

(CUSIP [—])

Reference is hereby made to the Indenture, dated as of April 19, 2010 (the “Indenture”), between Nexstar Broadcasting, Inc., as co-issuer (“Nexstar”), Mission Broadcasting, Inc., as co-issuer (“Mission” and, together with Nexstar, the “Issuers”), the Guarantor party thereto, The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon, as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.  ☐  Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)  ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)  ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)  ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(d)  ☐  Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.  ☐  Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)  ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)  ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note, or [    ] Regulation S Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Nexstar Broadcasting, Inc.

5215 N. O’Conner Blvd., Suite 1400

Irving, Texas 75039

The Bank of New York Mellon

Corporate Trust Division

101 Barclay Street – 8W

New York, New York 10286

Re:	8.875% Senior Secured Second Lien Notes due 2017

Reference is hereby made to the Indenture, dated as of April 19, 2010 (the “Indenture”), between Nexstar Broadcasting, Inc., as co-issuer (“Nexstar”), Mission Broadcasting, Inc., as co-issuer (“Mission” and, together with Nexstar, the “Issuers”), the Guarantor party thereto, The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon, as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $             aggregate principal amount of:

(a)  ☐  a beneficial interest in a Global Note, or

(b)  ☐  a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to an Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

D-1

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of April 19, 2010 (the “Indenture”), among Nexstar Broadcasting, Inc., as co-issuer, Mission Broadcasting, Inc., as co-issuer, and Nexstar Broadcasting Group, Inc. as a guarantor (the “Guarantor”), The Bank of New York Mellon, as trustee (the “Trustee”) and The Bank of New York Mellon, as collateral agent, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Each Guarantor agrees that this is a Guarantee of payment and not a Guarantee of collection. The obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

No past, present or future director, officer, employee, incorporator or stockholder of an Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees, this Indenture, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[ ]
[Insert Name of Guarantor]

By:
Name:
Title:

E-1

EXHIBIT F

    FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                             , among                             (the “Guaranteeing Subsidiary”), a subsidiary of Nexstar Broadcasting, Inc., a Delaware corporation (“Nexstar”), and/or Mission Broadcasting, Inc., a Delaware corporation (“Mission” and, together with Nexstar, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein), The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”) and The Bank of New York Mellon, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 19, 2010 providing for the issuance of an unlimited aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) AGREEMENT TO BE BOUND. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) GUARANTEE. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture.

(4) GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(6) COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

(9) BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:                     ,

NEXSTAR BROADCASTING GROUP, INC.

By:
Name:
Title:

NEXSTAR BROADCASTING, INC.

By:
Name:
Title:

MISSION BROADCASTING, INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

[NAME OF GUARANTOR]

By:
Name:
Title

SCHEDULE 12.13(a)

OWNED PROPERTIES1

NEXSTAR BROADCASTING, INC

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
WBRE—Wilkes Barre-Scranton, PA

1.	Office-Studio-	PA 1*	100% Owned	52-62 Franklin Street	Luzerne (Wilkes -Barre)	Nexstar Broadcasting, Inc.

2.	Tower/Transmitter Site— Williamsport (Translator Station)	PA 2	33% Owned -(33% owned by WYOU)	Loyalsock Township	Lycoming	Nexstar Broadcasting, Inc., as to 33% ownership

3.	Tower/Transmitter Site—Sharp Mountain (Translator Station) [Translator turned off/license surrendered]	PA 3	33% Owned -(33% owned by WYOU)	Pottsville	Schuylkill	Nexstar Broadcasting, Inc., as to 33% ownership

4.	Tower/Transmitter Site—Blue Mountain (Translator Station) [Translator turned off/license surrendered]	PA 4*	100% Owned	Hanover Township	Luzerne (Penobscot Mountain)	Nexstar Broadcasting, Inc.

5.	Main Tower/Transmitter Site—Penobscot Mountain	PA 5*	100% Owned	Township of Washington and Township of East Penn	Lehigh and Carbon	Nexstar Broadcasting, Inc.

WJET—Erie, PA

6.	Office -Studio; Tower/Transmitter Site	PA 6*	100% Owned	8455 Peach Street	Erie	Nexstar Broadcasting, Inc.

[1]	Owned properties identified with an asterisk in the Station Identifier column are encumbered by a First Lien Mortgage.

1

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
WTAJ—Altoona-Johnstown, PA

7.	Tower/Transmitter Site	PA 7*	100% Owned	Wopsononock Mountain (Blair County, Logan Township)	Blair	Nexstar Broadcasting, Inc.

KARK—Little Rock-Pine Bluff, AR

8.	Tower/Transmitter Site	AR 1*	100% Owned	13 miles NW of Little Rock	Little Rock	Nexstar Broadcasting, Inc.

KFTA/KNWA—Fort Smith-Fayetteville- Springdale-Rogers, AR

9.	KFTA Tower/Transmitter Site	AR 2*[1]	100% Owned	19209 Cartwright Mountain Road	Crawford	Nexstar Broadcasting, Inc.

10.	KFTA Microwave Relay Site	AR 3*	100% Owned		Crawford	Nexstar Broadcasting, Inc.

KTAL—Shreveport, LA

11.	Office-Studio; Transmitter/Tower Site	LA 1*	100% Owned	Old Atlanta Road	Caddo Parish	Nexstar Broadcasting, Inc.

12.	Office-Studio	LA 2	100% Owned	3150 North Market	Caddo Parish	Nexstar Broadcasting, Inc.

13.	Equipment Building—Texarkana	TX 13*	100% Owned	College Drive	Bowie	Nexstar Broadcasting, Inc.

KARD—Monroe, LA

14.	Office-Studio	LA 4*	100% Owned	200 Pavilion Road	Ouachita Parish	Nexstar Broadcasting, Inc.

WROC—Rochester, NY

15.	Office-Studio	NY 1*[2]	100% Owned	201 Humboldt Street	Monroe	Nexstar Broadcasting, Inc.

[1]	One first lien mortgage covering AR 2 and AR 3 was recorded.
[2]	One first lien mortgage covering NY 1, NY 2, and NY 3 was recorded.

2

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
16.	Tower/Transmitter Site	NY 2*	100% Owned	Town of Brighton	Monroe	Nexstar Broadcasting, Inc.
17.	Tower/Transmitter Site	NY 3*	50% Owned	Pinnacle Hill Town of Brighton	Monroe	Nexstar Broadcasting, Inc., as to 50% ownership

WFXV—Utica, NY

18.	Tower/Transmitter Site—Burlington Flats (Translator Station)	NY 4*	100% Owned	Klock Hill Road	Otsego	Nexstar Broadcasting, Inc.

WCIA/WCFN—Champaign-Springfield-Decatur, IL

19.	Office-Studio	IL 1*	100% Owned	509 South Neil Street	Champaign	Nexstar Broadcasting, Inc.

20.	Tower/Transmitter Site - WCIA Main Tower	IL 2*	100% Owned	State Hwy 10- 10 miles west of Champaign	Champaign	Nexstar Broadcasting, Inc.

21.	Tower/Transmitter Site—Springfield Tower	IL 3*	100% Owned		LaSalle	Nexstar Broadcasting, Inc.

22.	Tower/Transmitter Site—Dewitt Tower	IL 4*	100% Owned		Dewitt	Nexstar Broadcasting, Inc.

23.	Tower/Transmitter Site—WCFN Logan Tower	IL 8*	100% Owned		Logan	Nexstar Broadcasting, Inc.

24.	Tower/Transmitter Site—WCFN Sangamon Tower	IL 9*	100% Owned	Approx 7 miles east of city center	Sangamon	Nexstar Broadcasting, Inc.

WMBD—Peoria-Bloomington, IL

25.	Office-Studio	IL 5*	100% Owned	3131 N. University Street	Peoria	Nexstar Broadcasting, Inc.
26.	Tower/Transmitter Site-Tazwell Tower	IL 6*	100% Owned	5 miles SE of Peoria	Tazwell	Nexstar Broadcasting, Inc.

KBTV—Beaumont-Port Arthur, TX

27.	Tower/Transmitter Site	TX 1*	100% Owned	2.4 miles south off Highway 12 in Vidor	Orange	Nexstar Broadcasting, Inc.

3

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
KFDX—Wichita Falls, TX—Lawton, OK

28.	Office-Studio—Tower/Transmitter Site	TX 2*	100% Owned	4500 Seymour Hwy	Wichita	Nexstar Broadcasting, Inc.

KMID—Odessa-Midland, TX

29.	Old Main Tower/Transmitter Site (No longer in use by Nexstar)	TX 4*	100% Owned		Midland, Ector, Andrews	Nexstar Broadcasting, Inc.

30.	Translator Tower/Transmitter Site	TX 5*	100% Owned		Midland	Nexstar Broadcasting, Inc.

KTAB—Abilene-Sweetwater, TX

31.	Tower/Transmitter Site	TX 6*	100% Owned	Intersection of 23 KMSE Abilene, TX, 0.9 KMSE and TX 36 and FM 1178	Callahan/Taylor	Nexstar Broadcasting, Inc.

KLST—San Angelo, TX

32.	Office-Studio	TX 7*	100% Owned	2800 Armstrong Street	Tom Green/Concho	Nexstar Broadcasting, Inc.

33.	Tower/Transmitter Site	TX 8*	100% Owned		Tom Green/Concho	Nexstar Broadcasting, Inc.

KAMR—Amarillo, TX

34.	Office-Studio	TX 9*	100% Owned	1015 South Fillmore Street	Potter	Nexstar Broadcasting, Inc.

KLBK—Lubbock, TX

35.	Office-Studio	TX 10*	100% Owned	7403 S. University	Lubbock	Nexstar Broadcasting, Inc.

KSNF—Joplin, MO-Pittsburg, KS

36.	Office-Studio and Tower	MO 1*	100% Owned	Cleveland Ave	Jasper	Nexstar Broadcasting, Inc.

KQTV—St. Joseph, MO

37.	Office-Studio; Tower/Transmitter Site	MO 2*	100% Owned	4000 Faraon Street	Buchanan	Nexstar Broadcasting, Inc.

4

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
WDHN—Dothan, AL

38.	Office-Studio—Tower/Transmitter Site	AL 1*	100% Owned	5274 State Hwy 52 East	Houston	Nexstar Broadcasting, Inc.

WTWO—Terre Haute, IN

39.	Office-Studio—Tower/Transmitter Site	IN 1*	100% Owned	10849 N. US Hwy 41	Sullivan	Nexstar Broadcasting, Inc.

WTVW—Evansville, IN

40.	Office-Studio	IN 2*	100% Owned	477 Carpenter Street	Vanderburgh	Nexstar Broadcasting, Inc.

WFFT—Fort Wayne, IN

41.	Office-Studio	IN 3*	100% Owned	3707 Hillegas Road	Allen	Nexstar Broadcasting, Inc.

KSVI—Billings, MT

42.	Office-Studio	MT 1*	100% Owned	445 South 24th Street, Valley View	Yellowstone	Nexstar Broadcasting, Inc.

WCWJ—Jacksonville, FL

43.	Office-Studio; Tower/Transmitter Site	FL 1*	100% Owned	9117 Hogan Road	Duval	Nexstar Broadcasting, Inc.

MISSION BROADCASTING, INC.

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
WYOU—Wilkes Barre-Scranton, PA

44.	Main Tower/Transmitter Site—Penobscot Mountain	PA8*	100% Owned	Township of Washington and Township of East Penn	Lehigh and Carbon	Mission Broadcasting, Inc.

45.	Tower/Transmitter Site—Bald Mountain (Translator Station) [Translator turned off/license surrendered]	PA9*	100% Owned			Mission Broadcasting, Inc.

46.	Tower/Transmitter Site—Williamsport (Translator Station)	PA 2	33% Owned (33% owned by WBRE)	Loyalsock Township	Lycoming	Mission Broadcasting, Inc.

47.	Tower/Transmitter Site—Sharp Mountain (Translator Station) [Translator turned off/license surrendered]	PA 3	33% Owned (33% owned by WBRE)	Pottsville	Schuykill	Mission Broadcasting, Inc.

5

Station Metropolitan Area in Use		Station Identifier	Percent Ownership	Address	County	Title Holder
WFXW—Terre Haute, IN

48.	Tower/Transmitter Site	IN 4*	100% Owned	W OF US HWY 41 APPROX 1 MI SW	Sullivan	Mission Broadcasting, Inc.

KODE—Joplin, MO-Pittsburg, KS

49.	Office-Studio	MO 4*	100% Owned	1928 West 13th Street	Jasper	Mission Broadcasting, Inc.

KRBC—Abilene-Sweetwater, TX

50.	Office-Studio	TX 11*	100% Owned	4510 S 10th Street	Taylor	Mission Broadcasting, Inc.

KOLR—Springfield, MO

51.	Office-Studio	MO 5*	100% Owned	2650 E. Division Street	Greene	Mission Broadcasting, Inc.

WUTR—Utica, NY

52.	Office-Studio; Tower/Transmitter Site	NY 5*	100% Owned	5956 Smith Hill Road, Deerfield	Oneida	Mission Broadcasting, Inc.

WTVO—Rockford, IL

53.	Office-Studio-Tower/Transmitter Site	IL 7*	100% Owned	1917 Meridian Road, Rockford, IL 61103	Winnebago	Mission Broadcasting, Inc.

6

LEASED PROPERTY1

Station Metropolitan Area in use		Address	Landlord	Tenant
Nexstar Broadcasting, Inc. – Tower Sites
WHAG - Washington, DC/Hagerstown, MD

56.		Top of Fairview Mountain, Washington County, MD	American Towers, Inc.	Nexstar Broadcasting, Inc.

57.	(access road to tower site)	Washington County, MD	Department of Natural Resources, State of Maryland	Nexstar Broadcasting, Inc.

WTVW - Evansville, IN

58.		Near 688 Old Plank Road, Chandler, IN	American Towers, Inc.	Nexstar Broadcasting, Inc.

KSFX - Springfield, MO

59.		Hwy FF, 2.5 miles north northeast of Fordland, MO	American Towers, Inc.	Nexstar Broadcasting, Inc.

KAMR - Amarillo, TX

60.		0.9 miles west of U.S. 87, 0.6 miles south of Givens Ave., Amarillo, TX	American Towers, Inc.	Nexstar Broadcasting, Inc.

61.	Ground Lease	Deaf Smith County, Texas (Section 30, Township 5 North, Range 2 East)	Bridwell West Ranch II, LLP	Nexstar Broadcasting, Inc.

KARD - Monroe, LA

62.		Near 5 1/2 miles west of Columbia on LA Hwy 4, Columbia, LA	American Towers, Inc.	Nexstar Broadcasting, Inc.

KLBK - Lubbock, TX

63.		Near 7403 S. University Ave., Lubbock, TX	American Towers, Inc.	Nexstar Broadcasting, Inc.

[1]	Leased properties identified with an asterisk in the lefthand column are encumbered by a First Lien Mortgage.

7

Station Metropolitan Area in use		Address	Landlord	Tenant
WFXV - Utica, NY (No longer in use by Nexstar)

64. *[1]	Ground Lease	Skyline Drive, Prospect Hill Park, Kirkland, NY	Promedia Corporation	Nexstar Broadcasting, Inc.

65.		Hardscrabble Road, Bridgewater, NY	William Stephen	Nexstar Broadcasting, Inc.

KSVI - Billings, MT

66.		Near Gravel Pi Site Emerald Hills Subdivision, Billings, MT	American Towers, Inc.	Nexstar Broadcasting, Inc.

67.		Miles City, Custer County, MT	KTVQ Communications, Inc.	Nexstar Broadcasting, Inc.

68.		Little Wolf Auxiliary Communications Site, Sarpy, MT	Montana Power Company

69.		1613 Coburn Road Billings, MT	Antilles Wireless, L.L.C.	Nexstar Broadcasting, Inc.

70.		Stillwater County, MT	State of Montana Dept of Natural Resources

71.		Rosebud County, MT	Bureau of Land Management, Department of the Interior	Nexstar Broadcasting, Inc.

72.		1920 Sweet Medicine Drive, Bldg 25 Billings, MT	Iceland

73.		1920 Sweet Medicine Drive, Bldg 50 Billings, MT	Iceland	Nexstar Broadcasting, Inc.

74.		Hardin, Big Horn County, MT	Will Redden	Nexstar Broadcasting, Inc.

75.	(transmitter site) NOTE - Nexstar not operating this site, has not yet returned license to FCC	Basin Rock, Bighorn National Forest	Northern Wyoming Community College	Nexstar Broadcasting, Inc.

[1]	In lieu of a leasehold mortgage on this site, a UCC fixture filing was filed in connection with the first lien.

8

Station Metropolitan Area in use		Address	Landlord	Tenant
WQRF - Rockford, IL

76.		Auburn Road, Rockford, IL	American Towers, Inc.	Nexstar Broadcasting, Inc.

KMID – Midland, TX

77.		Andrews County	Pinnacle Towers, LLC	Nexstar Broadcasting, Inc.

KNWA – Rogers, AR

78.		Posey Mountain Road Garfield, AR	Clark Communications	Nexstar Broadcasting, Inc.

WFFT – Fort Wayne, IN

79.		3707 Hillegas Road	American Towers, Inc.	Nexstar Broadcasting, Inc.

WLYH – Lancaster, PA

80.		Butler Road South Mountain Lancaster, PA	Clear Channel Communications	Nexstar Broadcasting, Inc.

WTAJ—Altoona-Johnstown, PA

81.		Tussey Mountain, Pine Grove Mills, PA	Hilltop Tower Leasing, Inc.	Nexstar Broadcasting, Inc.

82.		RD 6 Laurel Ridge, Cambria County, PA	Multicomm, Inc.	Nexstar Broadcasting, Inc.

83.		Conemaugh Tounship, County of Cambria, PA	Forever of PA, Inc.	Nexstar Broadcasting, Inc.

84.		Tripoli Road, Cover Hill, Township of Conemaugh, County of Cambria, PA	Dame Media, Inc.	Nexstar Broadcasting, Inc.

85.		US Route 322 (1 mile west of US 322 & State Route 153)	Centre Communications, Inc.	Nexstar Broadcasting, Inc.

86.	(roof for camera)	University Park, Centre County, PA	Pennsylvania State University	Nexstar Broadcasting, Inc.

KFTA/KNWA—Fort Smith-Fayetteville-Springdale- Rogers, AR

9

Station Metropolitan Area in use		Address	Landlord	Tenant

87.		3333 Pinnacle Hills Parkway, Pinnacle Point Drive, Suite 120A, City of Rogers, Benton County, AR	Parkway Towers Partners, LLC	Nexstar Broadcasting, Inc.

88.		Kelley Highway Facility	JDG Television	Nexstar Broadcasting, Inc.

KSNF – Joplin, MO

89.	Ground Lease	14048 Beech Road, Newton County, MO	Ernest E & Bonnie L Kimbrough	Nexstar Broadcasting, Inc

KTAB –Abilene-Sweetwater, TX

90.		Cottonwood, TX	Texas Communications	Nexstar Broadcasting, Inc

KTAL –Shreveport, LA

91.	(roof)	2000 CenturyTel Center Dr, Bossier City, LA	LMI/HHI, Ltd (City of Bossier City)	Nexstar Broadcasting, Inc

92.	(roof)	401 Edwards Street, Shreveport, LA	Louisiana-Edwards Tower Operating Associates, L.P.	Nexstar Broadcasting, Inc

Nexstar Broadcasting, Inc. - Studio Buildings

KARK - Little Rock-Pine Bluff, AR

93.		Capitol and Victory Street, Victory Building, Little Rock, AR	Arkansas Teacher Retirement Systems	Nexstar Broadcasting, Inc.

94.	(equipment on building)	501 Main Street, Pine Bluff, AR	Simmons First National Bank	Nexstar Broadcasting, Inc.

KFTA/KNWA - Fort Smith-Fayetteville-Springdale-Rogers, AR

95.		15 South Block, The Campbell Bell Building, Fayetteville, AR	The Campbell Bell Building, LLC	Nexstar Broadcasting, Inc.

KBTV – Beaumont-Port Arthur, TX

96.		Parkdale Mall	Parkdale Mall Associates	Nexstar Broadcasting, Inc.

10

Station Metropolitan Area in use		Address	Landlord	Tenant

97.		3716 Summerhill Rd., Suite 100, Texarkana, Texas 75503	George Lavendar	Nexstar Broadcasting, Inc.

WBRE—Wilkes Barre-Scranton, PA

98.		47 West 4th Street, Williamsport, Lycoming County, PA	47th West Fourth, L.L.C.	Nexstar Broadcasting, Inc.

99.		400 Lackawanna Ave, Scranton, PA	Boscov’s Department Store, Inc.	Nexstar Broadcasting, Inc.

100.		553 Main Street, Stroudsburg, PA	Edwin and Barbara D. Krawitz	Nexstar Broadcasting, Inc.

WCIA/WCFN—Champaign-Springfield-Decatur, IL

101.		Suite 1068, 250 North Water Street, Decatur, IL	BCK Barnes, LLC	Nexstar Broadcasting, Inc.

102.	(Roof)	Suite 1068, 250 North Water Street, Decatur, IL	BCK Barnes, LLC	Nexstar Broadcasting, Inc.

103.		Forum XXX Plaza, Springfield, IL	Hilton Springfield	Nexstar Broadcasting, Inc.

104.	(Roof)	Wolford Apartments, 9 E. Harrison Street, Danville, IL	Urban-Wolford, L.P.	Nexstar Broadcasting, Inc.

WHAG - Washington, DC/Hagerstown, MD

105.		13 East Washington Street, Hagerstown, Washington County, Maryland	Alexander House, Inc.	Nexstar Broadcasting, Inc.

106.		301 East Patrick Street, Suite 200, Frederick, MD	East Street, LLC	Nexstar Broadcasting, Inc.

WTAJ—Altoona-Johnstown, PA

107.		5000 6th Avenue, Altoona, Blair County, PA	WDFC, LLC	Nexstar Broadcasting, Inc.

108.		403 South Allen Street, Suite 104, State College. PA	Mimi U Barash Coppersmith	Nexstar Broadcasting, Inc.

110. *		2 West Avenue, Suite #2, Dubois, Clearfield County, PA	Kohlhepp Real Estate Investment Trust, LTD.	Nexstar Broadcasting, Inc.

11

Station Metropolitan Area in use		Address	Landlord	Tenant
KTAL - Shreveport, LA

111.		3712 Summerhill Road, Texarkana, TX	George Lavender	Nexstar Broadcasting, Inc.

Nexstar Broadcasting , Inc. – Corporate Headquarters

112.		5215 N. O’Connor Blvd, Suite 1400, Irving, TX	Cimarex Energy Co – Sublandlord (TIAA Realty, Inc.-landlord)	Nexstar Broadcasting, Inc.

Mission Broadcasting , Inc. – Tower Sites

KJTL - Wichita Falls, TX - Lawton, OK

113. *	Ground Lease	Grandfield, Tillman County, OK	Estate of L.H. Clemmer, Deceased	Mission Broadcasting, Inc.

KODE - Joplin, MO - Pittsburg, KS

114.		1928 W 13th Street	Spectrasite Broadcast Towers, Inc.	Mission Broadcasting, Inc.

KOLR - Springfield, MO

115.		Webster County, MO	American Towers, Inc.	Mission Broadcasting, Inc.

KCIT/KCPN-LP - Amarillo, TX

116.		Potter County, TX	American Towers, Inc.	Mission Broadcasting, Inc.

117.		Parmer County, TX	Bovina Translator Joint Venture	Mission Broadcasting, Inc.

118.		Curry County, NM	Marsh Media	Mission Broadcasting, Inc.

119.		One mile ESE of Guymon, OK	Panhandle Translator Joint Venture	Mission Broadcasting, Inc.

12

Station Metropolitan Area in use		Address	Landlord	Tenant
KAMC - Lubbock, TX

120.		Near 1201 84th Street, Lubbock, TX	American Towers, Inc.	Mission Broadcasting, Inc.

121.	(transmitter site)	ABC Bank Building, 1201 84th Street, Lubbock, TX	Charles Bevill and Glenna Bevill [possible new owners?]	Mission Broadcasting, Inc.

KHMT - Billings, MT

122.		Billings, MO	American Towers, Inc.	Mission Broadcasting, Inc.

KTVE – El Dorado, AR

123.		412 Bolding Rd. Huttig AR	American Towers, Inc.	Mission Broadcasting, Inc.

KJBO-LP – Wichita Falls, TX

124.		3700 Onaway Trail	Andrews Tower Rental, Inc.	Mission Broadcasting, Inc.

KSAN – San Angelo, TX

126.	Ground Lease	Tom Green County, TX	Producers Livestock Auction Company	Mission Broadcasting, Inc.

WUTR - Utica, NY

127.		R.D. #1, Mohawk, NY	Janet R. Morgan-Hyer	Mission Broadcasting, Inc.

WYOU - Wilkes Barre - Scranton, PA

128.		Stroud Township, Monroe County, PA	LTS Enterprises, Inc.	Mission Broadcasting, Inc.

13

Station Metropolitan Area in use	Address	Landlord	Tenant

Mission Broadcasting, Inc. – Office Building

Mission Broadcasting, Inc.

129. *	Suite 305, Brecksville Center Office Building, Brecksville Shopping Center, Brecksville, Ohio	Brecksville Shopping Center, LTD.	Mission Broadcasting, Inc.

14

SCHEDULE 12.13(b)

STATIONS WITH TOWERS, TRANSMITTERS OR TRANSLATORS

NEXSTAR TOWERS AND TRANSMITTERS

Station Call Sign	FCC ASR No.	Owner
KAMR	1048587	American Tower
KARD	1021563	American Tower
KARK	1019242	Nexstar Broadcasting, Inc.
KARZ[1]	1019242	Nexstar Broadcasting, Inc.
KBTV	1267265	Nexstar Broadcasting, Inc.
KFDX	1044169	Nexstar Broadcasting, Inc.
KFTA	1038012	Nexstar Broadcasting, Inc.
KLBK	1054347	American Tower
KLST	1048460	Nexstar Broadcasting, Inc.
KMID	1051488	Pinnacle
KNWA	1238430	Clark Communications
KQTV	1000389	Nexstar Broadcasting, Inc.
KSFX	1028721	American Tower
KSNF	1002544	Nexstar Broadcasting, Inc.[2]
KSVI	1000794	American Tower
KTAB	1215589	Nexstar Broadcasting, Inc.
KTAL	1025912	Nexstar Broadcasting, Inc.
WBRE	1027162	Mission Broadcasting, Inc.
WCFN	1016051	Nexstar Broadcasting, Inc.
WCIA	1016057	Nexstar Broadcasting, Inc.
WCWJ	1025608	Nexstar Broadcasting, Inc.
WDHN	1040389	Nexstar Broadcasting, Inc.
WFFT	1034986	American Tower
WFXV[3]	1003764	Mission Broadcasting, Inc.
WHAG	1036848	American Tower
WJET	1033280	Nexstar Broadcasting, Inc.
WLYH	1036777	Clear Channel
WMBD	1016047	Nexstar Broadcasting, Inc.
WQRF	1035539	Mission Broadcasting, Inc.
WROC	1003864	Nexstar Broadcasting, Inc. &

[1]	KARZ operated out of KARK facility.
[2]	Top 500 feet of tower collapsed on May 8, 2009; being rebuilt approximately 10 feet away and will be assigned a new ASR number.
[3]	Tower owned by WUTR.

Station Call Sign	FCC ASR No.	Owner
		WHEC TV LLC
WTAJ	1026694	Nexstar Broadcasting, Inc.
WTVW	1027511	American Tower
WTWO	1027196	Nexstar Broadcasting, Inc.
WPNY-LP4	1003764	Mission Broadcasting, Inc.

NEXSTAR TRANSLATORS

Station Call Sign	Signal Identified	Equipment Location
KAMR	K25CP	Tulia, TX
KAMR	K45BF	Clovis, NM
WFXV	WPNY-LP	Utica, NY
WFXV	W31BP	Burlington, NY
WFXV	W53AM	Utica, NY
KSVI	K06AT	Sheridan, WY
KSVI	K16DH	Miles City, MT
KSVI	K16DZ	Hardin, MT
KSVI	K19FF	Miles City, MT
KSVI	K25BP	Hardin, MT
KSVI	K27IM	Billings, MT
KSVI	K33EA	Columbus, MT
KSVI	K58IH	Colstrip, MT
KSVI	K66EQ	Colstrip, MY

MISSION TOWERS AND TRANSMITTERS

Station Call Sign	FCC ASR No.	Owner
KAMC	1054347	American Tower
KCIT	1048587	American Tower
KHMT	1026263	American Tower
KJTL	1050255	Mission Broadcasting, Inc.
KODE	1012933	Spectrasite/American Tower
KOLR	1028721	American Tower
KRBC[5]	1215589	Nexstar Broadcasting, Inc.
KSAN	1054170	Producers Livestock Auction Company
KTVE	1039950	American Tower

[4]	Tower owned by WUTR.
[5]	Tower operated by KTAB.

Station Call Sign	FCC ASR No.	Owner
WFXP[6]	1033280	Nexstar Broadcasting, Inc.
WFXW	1027196	Mission Broadcasting, Inc.
WTVO	1035539	Mission Broadcasting, Inc.
WUTR	1003764	Mission Broadcasting, Inc.
WYOU	1027162	Mission Broadcasting, Inc.
KJBO-LP	1058252	Andrews Tower
KCPN-LP	1048587	American Tower

MISSION TRANSLATORS

Station Call Sign	Signal Identified	Equipment Location
WYOU	W55AG	Williamsport, PA
KCIT	KCPN-LP	Amarillo, TX
KCIT	K35CG	Bovina, TX
KCIT	K47DH	Clovis, NM
KJTL	KJBO-LP	Amarillo, TX

[6]	Tower owned by WJET.